Exhibit 10.1

EXECUTION COPY

STOCK AND ASSET PURCHASE AGREEMENT

BY AND AMONG

SPHERIS HOLDING II, INC.

SPHERIS INC.,

SPHERIS OPERATIONS LLC,

VIANETA COMMUNICATIONS,

SPHERIS LEASING LLC,

SPHERIS CANADA INC.,

AS SELLERS

– and –

CBAY INC., and

MEDQUIST INC.,

AS PURCHASERS

Dated as of February 2, 2010

Exhibits

A         Definition of Applicable Threshold

B          Assignment and Assumption Agreement

C          Assignment of Intangible Property

D         Bill of Sale

E          Deposit Escrow Agreement

F          Additional Matters

G         Form of Sale Order

H         Form of Sale Procedures Order

I           Transition Services Agreement

STOCK AND ASSET PURCHASE AGREEMENT

This STOCK AND ASSET PURCHASE AGREEMENT (the “Agreement”), dated as of February 2, 2010, is by and among Spheris Holding II, Inc., a Delaware corporation and direct wholly owned subsidiary of Spheris Holding III, Inc., Spheris Inc., a Delaware corporation and direct wholly owned subsidiary of Spheris Holding II, Inc., Spheris Operations LLC, a Tennessee limited liability company and direct wholly owned subsidiary of Spheris Inc., Vianeta Communications, a California corporation and direct wholly owned subsidiary of Spheris Operations LLC, Spheris Leasing LLC, a Tennessee limited liability company and direct wholly owned subsidiary of Spheris Operations LLC, and Spheris Canada Inc., a Tennessee corporation and wholly owned subsidiary of Spheris Operations LLC (collectively, the “Sellers”), CBay Inc., a Delaware corporation (“CBay”), and MedQuist Inc., a New Jersey corporation (“Medquist”) (Medquist and CBay together, the “Purchasers”).  Each of the Sellers and Purchasers are referred to individually herein as a “Party” and collectively as the “Parties.”

RECITALS:

1.         The Sellers anticipate commencing cases under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) by filing voluntary petitions for relief (the “Seller Chapter 11 Cases”) with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) on or about February 3, 2010 (the date that the Seller Chapter 11 Cases are commenced, the “Petition Date”).

2.         Prior to the entry of the Sale Procedures Order (as defined below), a debtor-in-possession credit agreement in form and substance reasonably satisfactory to the Purchasers, pursuant to which certain lenders will provide a secured super-priority debtor-in-possession revolving loan facility to Sellers in an aggregate principal amount up to $15 million, shall have been entered into (the “DIP Facility”), and which shall be effective subject to Bankruptcy Court approval.

3.         The Sellers desire to sell stock and assets upon the terms and subject to the conditions contained in this Agreement, including obtaining an order of the Bankruptcy Court pursuant to Sections 105, 363 and 365 of the Bankruptcy Code authorizing the Transaction (as defined below).

4.         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1            Recitals.  The recitals set forth above are incorporated by reference and are expressly made part of this Agreement.

Section 1.2            Definitions.  The following definitions shall apply to and constitute part of this Agreement, the Disclosure Letter, the Purchaser Schedule and all Exhibits attached hereto:

“Accounts Receivable” means any and all accounts receivable, notes receivable, checks, similar instruments and other amounts receivable owed to the Sellers for services rendered in the operation of the business of the Spheris Entities, or any of them, together with all security or other collateral therefor and any interest for unpaid financing charges accrued thereon, excluding any intercompany receivable from any Seller.

“Action” means any claim, as defined in the Bankruptcy Code, action, complaint, suit, litigation, arbitration, appeal, petition, inquiry, hearing, order, decree, legal proceeding, investigation or other legal dispute, whether civil, criminal, administrative or otherwise, at law or in equity, by or before any Governmental Authority.

“Additional Funded India Transfer Pricing Tax” means any Funded India Transfer Pricing Tax paid or pledged by Spheris India after the date of this Agreement and prior to the Closing Date.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person.  For purposes of this definition, “control” (including, with correlative meaning, the terms “controlling” and “controlled”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 7.5(b).

“Applicable Threshold” has the meaning set forth in Exhibit A.

“Assignment and Assumption Agreement” means an agreement providing for the assignment by the Sellers of the Sellers’ right, title and interest in and to the Purchased Assets, including the Assumed Contracts and Assumed Leases, and the assumption by Medquist and/or, as applicable, one or more Medquist Designees of the Assumed Liabilities, substantially in the form attached hereto as Exhibit B.

“Assignment of Intangible Property” means an assignment of intangible property to transfer the Purchased Assets which are intangible property to Medquist and/or, as applicable, one or more Medquist Designees free and clear of all Encumbrances (other than Permitted Encumbrances), substantially in the form attached hereto as Exhibit C.

“Assumed Contracts” means, collectively, the Contracts of any Seller that shall be set forth on Schedule 1.2(a) of the Purchaser Schedule by the Designation Deadline, which Contracts shall be assumed by the Sellers and assigned to Medquist and/or, as applicable, one or more Medquist Designees pursuant to Section 365 of the Bankruptcy Code, the Sale Order or other order of the Bankruptcy Court and the Assignment and Assumption Agreement.

“Assumed Leases” means, collectively, the Leases that shall be set forth on Schedule 1.2(b) of the Purchaser Schedule by the Designation Deadline, which Leases shall be assumed by the Sellers and assigned to Medquist and/or, as applicable, one or more Medquist Designees pursuant to Section 365 of the Bankruptcy Code, the Sale Order or other order of the Bankruptcy Court and the Assignment and Assumption Agreement.

“Assumed Liabilities” has the meaning set forth in Section 2.6.

“Auction” has the meaning set forth in Section 3.1.

“Audited Financial Statements” means the audited consolidated balance sheets (including the consolidating balance sheet), and the related consolidated statements of operations, consolidated statement of changes in stockholders’ equity and consolidated statement of cash flows, of Spheris Inc. as of and for the fiscal years ended December 31, 2008, 2007 and 2006, together with the notes thereto.

“Bankruptcy Code” has the meaning set forth in the recitals.

“Bankruptcy Court” has the meaning set forth in the recitals.

“Bill of Sale” means the bill of sale to transfer the Purchased Assets to Medquist and/or, as applicable, one or more Medquist Designees free and clear of all Encumbrances (other than Permitted Encumbrances), substantially in the form attached hereto as Exhibit D.

“Books and Records” means all documents used by the Sellers in connection with, or relating to, the Purchased Assets, the Assumed Liabilities, or the operations of the Spheris Entities, including all files, data, reports, plans, mailing lists, supplier lists, customer lists, price lists, marketing information and procedures, advertising and promotional materials, equipment records, warranty information, records of operations, standard forms of documents, manuals of operations or business procedures and other similar procedures (including all discs, tapes and other media-storage data containing such information) other than Retained Books and Records.

“Breakup Fee” means an amount in cash equal to $2,100,000.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City, New York are authorized or obligated to close under applicable Laws.

“CBay” has the meaning set forth in the preamble.

“CBay Assumed Spheris India Payables” has the meaning set forth in Section 2.3(b).

“CBay Designee” means one or more Affiliates of CBay designated by CBay to the Sellers prior to the Closing.

“Closing” has the meaning set forth in Section 7.1.

“Closing Cash” means an amount of cash of Sellers (excluding Seller Restricted Cash) and Spheris India (excluding Spheris India Restricted Cash) equal to $5,000,000 immediately prior to the Closing; it being understood that any such cash held by Spheris India immediately prior to the Closing shall be credited toward to the Closing Cash before any such cash held by any Seller is credited to the Closing Cash.

“Closing Date” has the meaning set forth in Section 7.1.

“Closing Documents” means any agreements, instruments and other documents to be delivered at the Closing pursuant to Section 7.2 or Section 7.3.

“Commitment Letter” has the meaning set forth in Section 5.14(a).

“Competing Transaction” means any financing, refinancing, acquisition, divestiture, public offering, recapitalization, business combination or reorganization, whether in one transaction or a series of related transactions, of or involving all or a material part of the Purchased Assets, other than any such transaction or series of related transactions with the Purchasers or any Affiliate thereof.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of October 24, 2009, by and between Spheris Inc. and CBaySystems Holdings Limited.

“Consent” means any consent, approval, concession, grant, waiver, grant, exemption, license, entitlement, suitability determination, franchise, development right, certificate, variance, registration, permit, order or other authorization of or notice of any Person.

“Contracts” means any contract, agreement, understanding, arrangement, license or lease (other than the Leases) entered into by any Spheris Entity (whether oral or written) or affecting or related to any of the Purchased Assets or the Assumed Liabilities or by which any Spheris Entity is bound or by which any property of any Spheris Entity is subject to an Encumbrance.

“Cure Costs” has the meaning set forth in Section 2.8(a).

“Deposit Escrow Agreement” means the escrow agreement by and among the Sellers, the Purchasers and the escrow agent named therein, substantially in the form attached hereto as Exhibit E.

“Designation Deadline” has the meaning set forth in Section 2.9.

“DIP Facility” has the meaning set forth in the recitals.

“Disclosure Letter” has the meaning set forth in Section 4.1.

“Encumbrances” means all mortgages, pledges, charges, liens, debentures, trust deeds, claims, assignments by way of security or otherwise, security interests, conditional sales contracts or other title retention agreements, rights of first refusal or similar interests or instruments charging, or creating a security interest in the Purchased Assets or any part thereof or interest therein, and any agreements, leases, licenses, occupancy agreements, options, easements, rights of way, restrictions, executions or other encumbrances (including notices or other registrations in respect of any of the foregoing) affecting title to the Purchased Assets or any part thereof or interest therein.

“Environmental Laws” means all applicable Laws relating to pollution or protection of human health or the environment (including ambient air, water, surface water, groundwater, land surface, soil or subsurface) or natural resources, including applicable Laws relating to the storage, transfer, transportation, investigation, cleanup, treatment, or use of, or release or threatened release into the environment of, any Hazardous Substances.

“Environmental Permits” means all material Permits issued pursuant to Environmental Laws.

“Equipment” means all machinery, equipment, property, furniture, fixtures, furnishings, vehicles, spare parts, leasehold improvements, artwork, desks, chairs, tables, computer and computer-related hardware, software and firmware, files, documents, network and internet- and information technology systems-related equipment, copiers, telephone lines and numbers, facsimile machines and other telecommunication equipment, cubicles and miscellaneous office furnishings and supplies, maintenance equipment, tools, signs and signage, and other tangible and intangible property.

“Equity Sellers” means Spheris Operations LLC and Spheris Canada Inc.

“ERISA” has the meaning set forth in the definition of U.S. Benefit Plans.

“ERISA Affiliate” has the meaning set forth in the definition of U.S. Benefit Plans.

“Escrow Accounts” means any escrow, holdback or similar account or arrangement in which any Seller has any right or interest including, without limitation, (a) the escrow account established in connection with the acquisition of Vianeta Communications, (b) the escrow account established in connection with the acquisition of HealthScribe, Inc, (c) that certain escrow account established pursuant to the Escrow Agreement, dated December 28, 2009 by and among, Spheris Holding III, Inc., Spheris Holding II, Inc. and JPMorgan Chase Bank, National Association, and (d) the escrow account established pursuant to the Deposit Escrow Agreement.

“Escrow Agent” has the meaning set forth in the definition of Escrow Release Instruction.

“Escrow Release Instruction” means a written irrevocable instruction to Wachovia Bank, National Association (the “Escrow Agent”) as escrow agent under that certain escrow agreement dated December 22, 2004 by and among, the Escrow Agent, Spheris Inc., Frank A. Adams and John McIlwraith, irrevocably instructing the Escrow Agent to pay to CBay or a CBay Designee any escrow proceeds in excess of the Funded India Transfer Pricing Tax as of the date of this Agreement otherwise payable to Spheris Inc.

“Excluded Agreements” means, collectively, the Excluded Leases and the Contracts (other than the Assumed Contracts), but, for the avoidance of doubt, shall not include any Contract or Lease between Spheris India and any third party.

“Excluded Assets” has the meaning set forth in Section 2.2(a).

“Excluded Leases” means Leases of any Seller other than the Assumed Leases, including all options to renew, purchase, expand or lease (including rights of first refusal, first negotiation and first offer), all credit for the prepaid rent associated therewith, and all security deposits and other deposits made in connection with such Leases.

“Excluded Liabilities” has the meaning set forth in Section 2.7.

“final, non-appealable” (including, with correlative meaning, the term “final and non-appealable”) means, with respect to any Order or other action of a Governmental Authority, an Order or other action (a) as to which no appeal, notice of appeal, motion to amend or make additional findings of fact, motion to alter or amend judgment, motion for rehearing or motion for new trial has been timely filed or, if any of the foregoing has been timely filed, it has been disposed of in a manner that upholds and affirms the subject order in all material respects without the possibility for further appeal or rehearing thereon; and (b) as to which the time for instituting or filing an appeal, motion for rehearing or motion for new trial shall have expired, excluding any additional time periods that may begin as a result of Federal Rule 60(b).

“Financial Statements” means, collectively, the Audited Financial Statements and the Unaudited Financial Statements.

“Financing” has the meaning set forth in Section 5.14(a).

“Financing Agreement” means that certain Financing Agreement, dated as of July 17, 2007, by and among Spheris Holding II, Inc., Spheris Inc., Spheris Operations LLC, the guarantors (as defined therein), the lenders (as defined therein), Ableco Finance LLC, as collateral agent, and Cratos Capital Management, LLC, as administrative agent.

“Foreign Benefit Plans” means each Indian Benefit Plan and any other plan, program or contract that is subject to or governed by the laws of a jurisdiction other than the United States which would have been treated as a U.S. Benefit Plan had it been a U.S. plan, program or contract.

“Funded India Transfer Pricing Tax” means cash paid or pledged, to the taxing authorities in India, or otherwise deemed Spheris India Restricted Cash, in respect of tax assessments resulting from one or more transfer pricing tax audits.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any domestic, foreign, federal, state, provincial or local authority, legislative body, court, government, regulatory agency, self-regulatory organization (including any securities exchange), commission, board, arbitral or other tribunal, or any political or other subdivision, department or branch of any of the foregoing.

“Hazardous Substances” means any material, substance or waste defined or characterized as hazardous, toxic, a pollutant or a contaminant under Environmental Laws, including asbestos or any substance containing asbestos, polychlorinated biphenyls, lead paint and petroleum or petroleum products (including crude oil and any fraction thereof).

“Hearing” means the hearing to be held by the Bankruptcy Court to consider the Sale Order and the approval of the Transaction.

“HIPAA” has the meaning set forth in Section 4.1(w).

“HSR Act” has the meaning set forth in Section 4.1(c).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or advances; (b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or similar instruments; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (even though the rights and remedies of the seller or lenders under such agreement in the event of default are limited to repossession or sale of such property); (d) all obligations of such Person issued or assumed as part of the deferred purchase price of property or services; (e) all indebtedness secured by any Encumbrance on property owned or acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not the obligations secured thereby have been assumed; (f) any obligations with respect to bank guarantees, deferred compensation arrangements, workers’ compensation liabilities, employee medical liabilities, bonuses and any required statutory payments to employees; (g) all obligations of such Person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; and (h) all contingent obligations of such Person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above.

“Indenture” means that certain Indenture, dated as of December 22, 2004 (as amended or supplemented from time to time), by and among Spheris Inc., the guarantors (as defined therein) and the Bank of New York as trustee, with form of 11% Senior Subordinated Notes due 2012 attached thereto.

“Indian Benefit Plans” means each plan, program or contract that is subject to or governed by the laws of India, and which would have been treated as a U.S. Benefit Plan had it been a U.S. plan, program or contract.

“Intellectual Property Rights” means trade or brand names, business names, trademarks (including logos), trademark registrations and applications, service marks, service mark registrations and applications, copyrights, copyright registrations and applications, all rights to use the names “Spheris,” “Vianeta,” any other name of a Spheris Entity and any related or associated name, internet domain names, issued patents and pending applications and other patent rights, industrial design registrations, pending applications and other industrial design rights, trade secrets, proprietary information and know-how, equipment and parts lists and descriptions, instruction manuals, inventions, inventors’ notes, research data, blueprints, drawings and designs, formulae, processes, computer software (including source code, executable code, firmware, data, databases and technical documentation), internal-use software, and technical manuals and documentation used in connection therewith, technology and other intellectual property, together with all rights under licenses, registered user agreements, technology transfer agreements, other agreements or instruments relating to any of the foregoing, and goodwill associated with any of the foregoing.

“IRC” or “Code” means the Internal Revenue Code of 1986, as amended.

“Knowledge” means, with respect to the Sellers, as of any date, the actual knowledge, after due inquiry including of their respective direct reports, of Robert Butler, Anthony James, Brian Callahan, Alan Whorton, Russell Adkins and Suresh Nair, of such date.

“Laws” means all statutes, laws (including common law), regulations, rules, ordinances, codes and other requirements of any Governmental Authority, including any Orders.

“Lease Security Deposits” has the meaning set forth in Section 5.13(a).

“Leased Real Property” has the meaning set forth in Section 4.1(f).

“Leases” means any agreements to lease, leases, renewals of leases, subtenancy agreements and other rights (including licenses) granted by or on behalf of, or to, any Spheris Entity or any of their respective predecessors in title, or any of the foregoing under which any Spheris Entity has any rights or obligations, together with all guarantees and indemnities relating thereto.

 “Letter Agreement” has the meaning set forth in Section 8.3(c).

“Liability” means any debt, liability, commitment or other obligation (whether direct or indirect, known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or not yet due) and including all costs, fees and expenses relating thereto.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate:  (i) has been or would be reasonably likely to be material and adverse to the assets, liabilities, properties, business, financial condition, or capitalization of the Purchased Assets, the Assumed Liabilities or Spheris India; provided, however, that none of the following shall be taken into account in determining whether there has been or would be, a Material Adverse Effect under this subclause (i):  (A) changes in general economic or financial market conditions to the extent that such changes do not have a disproportionate impact on the Purchased Assets, the Assumed Liabilities or Spheris India relative to other companies in the medical transcription industry, (B) changes affecting the industry in which the Spheris Entities operate (including, without limitation, changes in prices, costs of materials, labor or shipping, general market prices or regulatory changes in any such industry) to the extent that such changes do not have a disproportionate impact on the Purchased Assets, the Assumed Liabilities or Spheris India relative to other companies in the medical transcription industry, (C) the outbreak or escalation of hostilities, the declaration of war, the occurrence of any calamity or natural disaster, or acts of terrorism, (D) changes in any Law or

GAAP or interpretation thereof after the date hereof, (E) any event as to which the Purchasers have provided written consent hereunder, (F) the announcement of this Agreement and the Transaction, (G) compliance by the Sellers with the terms of this Agreement or the Sale Procedures Order, and each other agreement or document to be executed, filed or delivered in connection herewith and therewith including, without limitation, the filing of the Seller Chapter 11 Cases (except that this subsection (G) shall not apply to the representations set forth in Section 4.1(c)or 4.1(j)) or (H)any failure by any Spheris Entity to meet any projections or estimates (including internal projections or estimates) of revenues, earnings or performance for any period (provided, however, that, the underlying cause for such failure may be considered in determining whether there may be a Material Adverse Effect, and provided that this subsection (H) shall not limit in any way the next paragraph of this definition); or (ii) has prevented, materially delayed or materially impaired, or would be reasonably likely to prevent, materially delay or materially impair, the ability of the Sellers to consummate the Transaction or to perform the Sellers’ obligations hereunder.  Notwithstanding the foregoing, “Material Adverse Effect” shall also have the meaning set forth on Exhibit F.

 “Medquist” has the meaning set forth in the preamble.

“Medquist Assumed Spheris India Payables” has the meaning set forth in Section 2.6(f).

“Medquist Designee” means one or more Affiliates of Medquist designated by Medquist to the Sellers prior to the Closing.

“MT Employees” means medical language specialists or medical transcriptionists of the Spheris Entities located in the United States or Canada.

“North American Employee” and “North American Employees” has the meaning set forth in Section 5.11(a).

“North American Transferred Employee” has the meaning set forth in Section 5.11(a).

“Notice” means any notice, request, consent, acceptance, waiver or other communication required or permitted to be given pursuant to this Agreement.

“Order” means any order, writ, judgment, injunction, decree, stipulation, determination, decision, verdict, ruling, subpoena, or award entered by or with any Governmental Authority (whether temporary, preliminary or permanent).

“Ordinary Course Balance Sheet Liabilities” means each of the following Liabilities of the Sellers as of the Closing Date, with each such Liability calculated in substantially the same manner as calculated on the Financial Statements and incurred in the ordinary course of business consistent with past practice:  (a) payroll liabilities of North American Transferred Employees, (b) accounts payable or accrued vendor obligations (excluding (x) accounts payable of expenses incurred in connection with the Transaction, (y) accounts payable owing pursuant to any Excluded Agreement, and (z) accounts payable owing pursuant to any Assumed Contract to the extent such amount is included in Cure Costs),

(c) accrued group purchasing obligation fees, (d) reserves for sales credits and adjustments (including any setoff, recoupments, indemnification, contribution or similar obligations related to any Accounts Receivable), (e) accrued customer sales Taxes payable (which shall not exceed $50,000 in amount) and (f) MT security deposits.

“Outside Date” means the date that is 60 days following the Petition Date; provided, however, that if the Closing has not occurred by such date and all conditions to the Closing have been satisfied except for those conditions set forth in Section 6.1(e) and Section 6.2(e), such date shall be extended to the earlier to occur of (A) the tenth (10th) day following the date upon all requisite clearances or approvals under any antitrust or trade regulation laws shall have been obtained and (B) the date that is 120 days after the Petition Date.

“Party” or “Parties” has the meaning set forth in the preamble.

“Permits” has the meaning set forth in Section 4.1(h).

“Permitted Encumbrances” means any Encumbrance which is not extinguished by the Sale Order under applicable Law, it being understood that the Sale Order shall extinguish Encumbrances to the maximum extent permissible under applicable Law.

“Person” means an individual, partnership, limited liability company, corporation, trust, joint venture, association, joint stock company, unincorporated organization, Governmental Authority or other entity, and the successors and assigns thereof or the heirs, executors, administrators or other legal representatives of an individual.

“Petition Date” has the meaning set forth in the recitals.

“Pre-Closing Tax Period” has the meaning set forth in Section 7.5(c).

“Property Taxes” has the meaning set forth in Section 2.1(f).

“Purchase Price” has the meaning set forth in Section 2.5.

“Purchase Price Deposit” has the meaning set forth in Section 2.10(a).

“Purchased Assets” means, collectively, the assets, properties and rights to be purchased by Medquist and/or, as applicable, one or more Medquist Designees pursuant to this Agreement and set forth in Section 2.1, excluding, for the avoidance of doubt, the Excluded Assets.

“Purchased Intellectual Property” has the meaning set forth in Section 2.1(j).

“Purchased Lease Security Deposit” has the meaning set forth in Section 2.1(n).

“Purchaser Benefit Plans” has the meaning set forth in Section 5.11(e).

“Purchaser Broker Fee” has the meaning set forth in Section 4.2(d).

“Purchaser Designee” means a CBay Designee or a Medquist Designee.

“Purchaser Parties” has the meaning set forth in Section 8.3(d).

“Purchaser Schedule” means the schedule first delivered by the Purchasers to Sellers on the date of this Agreement and updated after the date of this Agreement in accordance with Section 2.9.

“Purchaser Termination Fee” means an amount in cash equal to the difference between (a) $15,000,000 and (b) the sum of the Purchase Price Deposit and any interest thereon.

“Purchasers” has the meaning set forth in the preamble.

“Rate Reductions” means reductions by the Sellers in prices charged to customers of the Sellers or any agreement by the Sellers with a customer to reduce prices charged to customers of the Sellers (regardless of when the reduction in price takes effect) in each case, other than with respect to price reductions or agreements that have been agreed or proposed to customers on or prior to January 1, 2010 to the extent that such price reductions have been identified by the Sellers on any monthly summary financial metrics report made available to Purchasers on or prior to January 1, 2010.

“Release” has the meaning set forth in Section 5.10(a).

“Representative” means, with respect to a particular Person, any director, officer, manager, partner, member, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Retained Books and Records” means (A) any documents (including books and records) that the Sellers are required by applicable Law to retain, (B) corporate seals, minute books, charter documents, corporate stock record books, original tax and financial records and such other books and records as pertain to the organization, existence, actions or share capitalization of any of the Sellers, and (C) any books and records or information related exclusively to any of the Excluded Assets or Excluded Liabilities.

“Sale Order” means a final, non-appealable order of the Bankruptcy Court, substantially in the form attached hereto as Exhibit G that has not been stayed, vacated or stayed pending appeal, authorizing, in addition to the matters referred to in Section 3.3, the sale of the Purchased Assets to Medquist and/or, as applicable, one or more Medquist Designees upon the terms and subject to the conditions contained in this Agreement and the consummation of the Transaction.

“Sale Procedures Motion” has the meaning set forth in Section 3.2.

“Sale Procedures Order” means a final, non-appealable order of the Bankruptcy Court that has not been stayed, vacated or stayed pending appeal, substantially in the form attached hereto as Exhibit H.

“Scheduled Agreements” has the meaning set forth in Section 4.1(j).

“Security Deposit Payments” has the meaning set forth in Section 5.13(b).

“Seller Broker Fee” has the meaning set forth in Section 4.1(k).

“Seller Chapter 11 Cases” has the meaning set forth in the recitals.

“Seller Restricted Cash” means cash that is shown as “Restricted cash” of the guarantors on the consolidating balance sheet in the Financial Statements together with any cash as of the Closing Date that would be so shown on the Financial Statements if the Financial Statements were dated as of the Closing Date; provided, however, that Seller Restricted Cash shall not include Spheris India Restricted Cash.

“Sellers” has the meaning set forth in the preamble.

“Service Providers” means the Spheris Entities’ current or former directors, officers, employees, consultants or independent contractors, other than MT Employees.

“Spheris Entity” means each Seller and Spheris India.

“Spheris Holding III” means Spheris Holding III, Inc., a Delaware corporation.

“Spheris India” means Spheris India Private Limited.

“Spheris India Capital Stock” has the meaning set forth in Section 4.1(a).

“Spheris India Payables” means any and all Liabilities owing by any Seller to Spheris India (whether or not then due).

“Spheris India Restricted Cash” means cash that is shown as “Restricted cash” of the non-guarantor on the consolidating balance sheet in the Financial Statements, together with any cash as of the Closing Date that would be so shown on the Financial Statements if the Financial Statements were dated as of the Closing Date.

“Spheris Released Parties” has the meaning set forth in Section 5.10(a).

“Straddle Period” has the meaning set forth in Section 7.5(c).

“Tax” or “Taxes” means any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, unemployment, payroll, withholding, alternative or add on minimum, ad valorem, value added, transfer, stamp, or environmental tax, escheat payments or any other tax, custom, duty, impost, levy, governmental fee or other like assessment or charge (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto).

“Tax Return” or “Tax Returns” means all returns, declarations of estimated tax payments, reports, estimates, information returns and statements, including any related or supporting information with respect to any of the foregoing, filed or required to be filed with any taxing authority.

“Transaction Expenses” means and include reasonably incurred, documented, out-of-pocket professional costs, fees and expenses incurred by the Purchasers or their Affiliates in connection with evaluating, negotiating, documenting and performing the Transaction.

“Transactions” means the transactions contemplated herein to be consummated at the Closing, including the purchase and sale of the Purchased Assets and the Spheris India Capital Stock and the delegation and assumption of the Assumed Liabilities provided for in this Agreement.

“Transfer Costs” has the meaning set forth in Section 7.5(a).

“Transfer Taxes” means any transfer, documentary, sales, use, stamp, registration and other such taxes, any conveyance fees, any recording charges and any other similar fees and charges (including penalties and interest in respect thereof).

“Transition Services Agreement” means the transition services agreement by and between the Sellers and the Purchasers in substantially the form attached hereto as Exhibit I.

“Unaudited Financial Statements” means (a) the unaudited consolidated balance sheets, and the related unaudited consolidated statements of operations, consolidated statement of changes in stockholders’ equity and consolidated statement of cash flows, of Spheris Inc. as of and for the nine-month period ended September 30, 2009 and (b) the unaudited consolidated balance sheets (including the consolidating balance sheet), and the related unaudited consolidated statements of operations, consolidated statement of changes in stockholders’ equity and consolidated statement of cash flows, of Spheris Inc. as of and for the six-month period ended June 30, 2009.

“U.S. Benefit Plans” means each employee or director benefit plan, arrangement or agreement, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement that is or has been sponsored, maintained or contributed to by any Spheris Entity or by any trade or business, whether or not incorporated, all of which together with any Spheris Entity would be deemed a “single employer” within the meaning of Section 4001 of  ERISA (an “ERISA Affiliate”); provided, however, that U.S. Benefit Plans shall not include any Foreign Benefit Plans.

“Volume Reductions” has the meaning set forth in the definition of Material Adverse Effect.

“WARN” has the meaning set forth in Section 4.1(y).

 Section 1.3            Other Terms.  As used in this Agreement, any reference to any federal, state, local, or foreign law, including any applicable Law, will be deemed also to refer to all rules and regulations promulgated thereunder and all amendments or modifications thereto, unless the context requires otherwise.  The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.”  Pronouns in masculine, feminine, or neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires.  References to “this Agreement” shall include all Exhibits, Schedules and other agreements, instruments or other documents attached hereto.  The words “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  References in this Agreement to Articles, sections, Schedules or Exhibits are to Articles or sections of, Schedules or Exhibits to, this Agreement, except to the extent otherwise specified herein.  References to the consent or approval of any Party shall mean the written consent or approval of such Party, which may be withheld, conditioned or delayed in such Party’s sole and absolute discretion, except to the extent otherwise specified herein.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  Any agreement, instrument or statute defined or referred to herein shall mean such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and are not part of this Agreement and do not in any way limit or modify the provisions of this Agreement and shall not affect the interpretation hereof.  Unless otherwise specified herein, payments that are required to be made under this Agreement shall be paid by wire transfer of immediately available funds to an account designated in advance by the Party entitled to receive such payment.  All references to  “dollars” or “$” or “US$” in this Agreement shall mean U.S. dollars.

Section 1.4            Interpretation.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties hereto and no presumption or burden of proof will arise favoring or disfavoring any Party hereto because of the authorship of any provision of this Agreement

Section 1.5            Time.  Except as expressly set out in this Agreement, the computation of any period of time referred to in this Agreement shall exclude the first day and include the last day of such period.  If the time limited for the performance or completion of any matter under this Agreement expires or falls on a day that is not a Business Day, the time so limited shall extend to the next following Business Day.  Whenever action must be taken (including the giving of notice, the delivery of documents or the funding of money) under this Agreement, prior to the expiration of, by no later than or on a particular date, unless otherwise expressly provided in this Agreement, such action must be completed by 5:00 p.m., New York City Time on such date (except for the filing of papers with the Bankruptcy Court or the entry of any Order by the Bankruptcy Court, which must be completed on such date by the deadline set forth in the rules of the Bankruptcy Court).  The time limited for performing or completing any matter under this Agreement may be extended or abridged by an agreement in writing by the Parties.  All references herein to time are references to New York City time, unless otherwise specified herein.

ARTICLE II

AGREEMENT OF PURCHASE AND SALE

Section 2.1            Purchase and Sale of Assets.  The Sellers hereby agree to sell, transfer, assign, convey and deliver to Medquist and/or, as applicable, one or more Medquist Designees, at the Closing, and Medquist hereby agrees to purchase, acquire and assume, or cause one or more Medquist Designees to purchase, acquire and assume, from the Sellers at the Closing, upon the terms and subject to the conditions of this Agreement, all right, title and interest of the Sellers of any nature whatsoever in the following Purchased Assets, free and clear of any and all Encumbrances of any and every kind, nature and description (other than Permitted Encumbrances and Assumed Liabilities):

(a)                the Assumed Contracts and all rights thereunder;

(b)               the Assumed Leases and all rights thereunder, including all options to renew, purchase, expand or lease (including rights of first refusal, first negotiation and first offer), and all credit for the prepaid rent associated therewith (excluding Lease Security Deposits);

(c)                all Accounts Receivable of the Sellers;

(d)               all Equipment used or held for use in the business of the Spheris Entities;

(e)                the Closing Cash;

(f)                all real, personal and intangible property Taxes (“Property Taxes”) prepaid and not attributable to Pre-Closing Tax Periods;

(g)               all advertising, marketing and promotional materials and all other printed or written materials used in connection with the business of the Spheris Entities;

(h)               all Books and Records (provided that the Sellers may, in their discretion, retain one copy of the Books and Records);

(i)                 all Permits transferable under applicable Law;

(j)                 all Intellectual Property Rights owned by the Sellers or which the Sellers have the right to transfer or assign (together with the Intellectual Property Rights of Spheris India acquired under Section 2.3, the “Purchased Intellectual Property”);

(k)               all goodwill associated with the business of the Spheris Entities;

(l)                 any and all insurance proceeds, condemnation awards or other compensation in respect of loss or damage to any Purchased Asset subject to Section 5.1(m) to the extent occurring after the date hereof but prior to the Closing, and all right and claim of the Sellers to any such insurance proceeds, condemnation awards or other compensation not paid by the Closing;

(m)             all other assets, inventory, properties, and rights used or held for use by the Sellers in connection with the business of the Spheris Entities;

(n)               any Lease Security Deposit that has not been returned to Sellers as contemplated by Section 5.13(a) (each, a “Purchased Lease Security Deposit”); and

(o)               other than as set forth in Section 2.2(a), all rights, claims, actions, refunds, causes of action, choses in action, actions, suits or proceedings, rights of recovery, rights of setoff, rights of recoupment, rights of indemnity or contribution and other similar rights (known and unknown, matured and unmatured, accrued or contingent, regardless of whether such rights are currently exercisable) against any Person, including all warranties, representations, guarantees, indemnities and other contractual claims (express, implied or otherwise) to the extent related to the Purchased Assets or the Assumed Liabilities.

Section 2.2            Excluded Assets.

(a)                Nothing herein contained shall be deemed to sell, transfer, assign, convey or deliver the Excluded Assets to Medquist or any Affiliate of Medquist, and the Sellers shall retain all right, title and interest to, in and under the Excluded Assets, and neither Medquist nor any Affiliate of Medquist shall have any Liability therefor.  “Excluded Assets” shall mean the following assets, properties and rights of the Sellers:

(i)                 any and all rights of the Sellers under this Agreement or any other agreement by and between any Seller and any Purchaser;
(ii)               all avoidance claims or causes of action available to the Sellers under chapter 5 of title 11, including Sections 544, 545, 547, 548, 549, 550 and 553 of the Bankruptcy Code;
(iii)             the Excluded Agreements and any and all rights thereunder and prepaid assets related thereto;
(iv)             any prepaid Property Tax attributable to Pre-Closing Tax Periods, and any refund of Taxes that are not Assumed Liabilities;
(v)               all rights of Sellers in and to the Escrow Accounts;
(vi)             any claim, deposit, prepayment, refund, suit, cause of action, chose in action, right of recovery, right of setoff and right of recoupment or similar right of a Seller (A) against, or receivable from, any Seller or Spheris Holding III or any Affiliate (other than Spheris India) of the foregoing (including against any director, officer, employee or agent of the foregoing), (B) against, or receivable from, any insurance policy by or for the benefit of a person or entity described in the foregoing subclause (A) or (C) arising outside of the ordinary course of the business of the Sellers and unrelated to the Purchased Assets or the Assumed Liabilities, in each case, for conduct, events or circumstances occurring prior to the Closing;

(vii)           any cash or cash equivalents (including Seller Restricted Cash), pre-paid expenses and all bank accounts of the Sellers (including, for this purpose, all collected funds (including checks), at or prior to 12:01 a.m., New York City time on the Closing Date received by the Sellers (including in a lockbox of any Seller)) other than Closing Cash and the Spheris India Restricted Cash;
(viii)         any capital stock, securities or other interest of any Seller held in any other Seller or any other Person, except for the Spheris India Capital Stock;
(ix)             any asset of any Seller that would constitute Purchased Assets (if owned by such Seller on the Closing Date) that is conveyed or otherwise disposed of during the period from the date of this Agreement until the Closing Date in accordance with the terms of this Agreement (including without limitation Section 5.1(h));
(x)               all security, vendor, utility and other similar deposits (other than the Lease Security Deposits), prepaid expenses, advances, advance payments, prepayments, deferred charges or rebates in favor of the Sellers, including collateral pledged for workers’ compensation;
(xi)             any Lease Security Deposit that is not a Purchased Lease Security Deposit;
(xii)           all assets of the Sellers under the U.S. Benefit Plans and the Foreign Benefit Plans (except the Indian Benefit Plans);
(xiii)         all rights, claims, actions, refunds, causes of action, choses in action, actions, suits or proceedings, rights of recovery, rights of setoff, rights of recoupment, rights of indemnity or contribution and other similar rights (known and unknown, matured and unmatured, accrued or contingent, regardless of whether such rights are currently exercisable) against any Person, including all warranties, representations, guarantees, indemnities and other contractual claims (express, implied or otherwise) to the extent related exclusively to the assets, rights and properties set forth in this Section 2.2(a) or the Excluded Liabilities; and
(xiv)         Retained Books and Records; provided that Sellers shall use commercially reasonable efforts to provide Purchasers with a copy (and shall allow Purchasers to make a copy) of any Retained Books and Records that are related to the Purchased Assets, the Assumed Liabilities or the Spheris India Capital Stock; provided, further, that in no case shall the Sellers be obligated to provide the Purchasers with any Retained Books and Records protected by the attorney-client privilege, work-product doctrine or similar privileges or doctrines or if doing so would be contrary to applicable Law;

(b)               Notwithstanding anything in this Agreement to the contrary, Medquist may, in its sole and absolute discretion, at any time on or prior to the date that is one Business Day before the Closing Date, elect not to acquire any of the assets, properties and rights of the Seller, and any asset so designated by Medquist shall be an Excluded Asset for all purposes hereunder; provided, however, that with respect to Contracts and Leases, such designation shall be made in accordance with Section 2.9.

Section 2.3            Purchase and Sale by CBay.

(a)                The Equity Sellers hereby agree to sell, transfer, assign, convey and deliver to CBay, and, as applicable, one or more CBay Designees, at the Closing, and CBay hereby agrees to purchase, acquire and assume, or cause one or more CBay Designees to purchase, acquire and assume, from the Equity Sellers at the Closing, upon the terms and subject to the conditions of this Agreement, all right, title and interest in and to the Spheris India Capital Stock, free and clear of any and all Encumbrances of any and every kind, nature and description other than Permitted Encumbrances.

(b)               CBay agrees to assume, or to cause a CBay Designee to assume, as of the Closing Date, one half of the Spheris India Payables (the “CBay Assumed Spheris India Payables”).

Section 2.4            Condition of Conveyance.  Without limiting the provisions of this Agreement relating to the Assignment and Assumption Agreement or any other provisions of this Agreement relating to sale, transfer, assignment, conveyance or delivery, the Purchased Assets, the Assumed Liabilities and the Spheris India Capital Stock shall be sold, transferred, assigned, conveyed and delivered by the Sellers to the Purchasers and, as applicable, one or more Medquist Designees or CBay Designees, by appropriate instruments of transfer, bills of sale, endorsements, assignments and deeds, in recordable form as appropriate, and free and clear of any and all Encumbrances of any and every kind, nature and description other than Permitted Encumbrances.

Section 2.5           Consideration.   Subject to the terms and conditions hereof and the entry and effectiveness of the Sale Order, (a) the purchase price for the Purchased Assets shall be $75,249,600.90 in cash, and (b) the purchase price for the Spheris India Capital Stock shall be a cash payment by CBay to the Equity Sellers equal to $1.00 (clauses (a) and (b) collectively with any payment in respect of Additional Funded India Transfer Pricing Tax required to be made by CBay and/or a CBay Designee at Closing pursuant to the terms of this Agreement, the “Purchase Price”).

Section 2.6            Assumption of Liabilities.  Pursuant to the Sale Order and to the extent permitted by applicable Law, on the Closing Date, Medquist and one or more Medquist Designees shall assume and agree to pay, perform and discharge when due the Assumed Liabilities.  For purposes of this Agreement, “Assumed Liabilities” shall mean only the following Liabilities (to the extent not paid at or prior to the Closing):

(a)                the Ordinary Course Balance Sheet Liabilities of the Sellers;

(b)               any Liabilities of the Sellers arising after the Closing under, and the Cure Costs in respect of, Assumed Leases and Assumed Contracts;

(c)                the portion of Transfer Costs for which Medquist is responsible under Section 7.5 and the portion of Property Taxes for Straddle Periods allocated to Medquist pursuant to Section 7.5(c);

(d)               Property Taxes imposed with respect to the Purchased Assets or the Assumed Liabilities for a taxable period arising after, but assessed prior to, the Closing Date;

(e)                the Liabilities of the Sellers arising under the Purchased Assets, but only to the extent such Liabilities result from events or circumstances occurring from and after the Closing, and excluding, for the avoidance of doubt, the Excluded Liabilities; and

(f)                the half of the Spheris India Payables that are not CBay Assumed Spheris India Payables (the “Medquist Assumed Spheris India Payables”).

Section 2.7            Excluded Liabilities.  Notwithstanding anything in this Agreement to the contrary, neither Medquist nor any Affiliate of Medquist shall assume, and shall not be deemed to have assumed, any Liabilities of the Sellers other than the Assumed Liabilities (all such other Liabilities, the “Excluded Liabilities”).  For the avoidance of doubt, the Excluded Liabilities shall include, but shall not be limited to, the following:

(a)                all Liabilities arising out of Excluded Assets, including the Excluded Agreements;

(b)               all Liabilities in respect of Indebtedness of the Sellers (including all Liabilities arising under or in connection with the Indenture or the Financing Agreement), other than (i) the Ordinary Course Balance Sheet Liabilities, (ii) obligations under the Assumed Contracts or Assumed Leases, and (iii) one-half of the Spheris India Payables;

(c)                the portion of Transfer Costs for which the Sellers are responsible under Section 7.5;

(d)               (i) Taxes imposed with respect to the Purchased Assets or the Assumed Liabilities for any taxable period (or portion thereof) that ends on or prior to the Closing Date, (ii) Taxes imposed with respect to the Excluded Assets or the Excluded Liabilities for any taxable period, (iii) as provided in Section 5.11, (iv) Taxes imposed on or payable by the Sellers for any taxable period except for (x) Transfer Taxes imposed with respect to the transfer of the Leased Real Property and other Purchased Assets pursuant to this Agreement, the allocation of which shall be governed by Section 7.5(a), (y) Property Taxes for Straddle Periods, the allocation of which shall be governed by Section 7.5(c), and (z) Taxes imposed with respect to the Purchased Assets or the Assumed Liabilities for a taxable period arising after, but assessed prior to, the Closing Date; and (v) any Liability of the Sellers for Taxes of any other Person by reason of contract, assumption, transferee liability, operation of law or otherwise;

(e)                all Liabilities of the Sellers under this Agreement;

(f)                other than (A) Liabilities arising after the Closing under the Assumed Contracts, and (B) Liabilities arising under the Indian Benefit Plans, all Liabilities with respect to service providers (including current and former directors, officers, employees and independent contractors) with respect to any period, including (x) any Liability arising under any U.S. Benefit Plan, Foreign Benefit Plan (other than an Indian Benefit Plan) or any other employee program or arrangement at any time maintained, sponsored or contributed to by any of the Spheris Entities or any predecessor or Affiliate thereof or any ERISA Affiliate, or with respect to which any of the Spheris Entities or any predecessor or Affiliate thereof or any ERISA Affiliate has any Liability, and (y) any Liability under any employment, severance, retention, termination or other similar agreement with any present or past employee, officer or director of any Spheris Entity;

(g)               any Liability to Spheris Holding III, Inc. or any of its shareholders;

(h)               any Liability of a Seller relating to the Purchased Assets related to facts or actions occurring or accruing prior to the Closing that is not expressly included among the Assumed Liabilities;

(i)                 all Liabilities attributable to, relating to or arising from the period prior to the Closing arising (i) under Environmental Laws or (ii) from any Contract or other arrangement for disposal or treatment of Hazardous Substances, or for the transportation of Hazardous Substances for disposal or treatment, in each case including those Liabilities arising from acts or omissions occurring or conditions in existence prior to the Closing;

(j)                 the CBay Assumed Spheris India Payables;

(k)               any Liability with respect to any Seller Broker Fee;

(l)                 any Liability related to the Seller Restricted Cash; and

(m)             any Liability of a Seller not expressly included among the Assumed Liabilities or expressly assumed by Medquist or a Medquist Designee under this Agreement.

Section 2.8            Procedures for Assumption of Agreements; Delayed Transfer of Assets.

(a)                (i)         On or prior to the date hereof, the Sellers have delivered Schedule 2.8(a) to the Purchasers, which Schedule contains with respect to each Contract and Lease of any Seller, Sellers’ good faith estimate of the amount required to be paid with respect to each Contract and Lease to cure all defaults under such Contract or Lease to the extent required by Section 365(b) and otherwise satisfy all requirements imposed by Section 365(d) of the Bankruptcy Code (such specified amounts, the “Cure Costs”).  Prior to the Hearing, the Sellers shall commence appropriate proceedings before the Bankruptcy Court and otherwise take all reasonably necessary actions in order to determine Cure Costs with respect to any Assumed Contract or Assumed Lease entered into prior to the Petition Date.  Notwithstanding the foregoing, prior to the Closing, Medquist may identify any Assumed Contract or Assumed Lease as one that Medquist no longer desire to have assigned to it or a Medquist Designee in accordance with Section 2.9.

(ii)               At the Closing, the Sellers shall assume and assign to Medquist and/or, as applicable, one or more Medquist Designees the Assumed Contracts and Assumed Leases, in each case pursuant to Section 365 of the Bankruptcy Code and the Sale Order, subject to provision of adequate assurance as may be required under Section 365 of the Bankruptcy Code and payment of the Cure Costs in respect of Assumed Lease and Assumed Contracts.  The Cure Costs in respect of all of the Assumed Leases and Assumed Contracts shall be paid by Medquist or a Medquist Designee on or before Closing or as soon as practicable after the Cure Cost for an Assumed Lease or Assumed Contract has been determined by the Bankruptcy Court.  Other than with respect to Cure Costs and except as prohibited by applicable Law, Sellers shall be solely responsible for the payment, performance and discharge when due of the Liabilities under the Assumed Contracts and Assumed Leases arising prior to the Closing Date.

(b)               Nothing herein shall be deemed to require the transfer, assignment, conveyance or delivery of any Purchased Asset that by operation of applicable Law cannot be transferred, assigned, conveyed, delivered or assumed, including any Purchased Asset that cannot be transferred, assigned, conveyed, delivered or assumed without a Consent that has not been obtained (after giving effect to the Sale Order and the Bankruptcy Code).  Notwithstanding anything in this Agreement to the contrary, to the extent that the sale, transfer, assignment, conveyance or delivery or attempted sale, transfer, assignment, conveyance or delivery to Medquist and/or, as applicable, one or more Medquist Designees of any asset that would be a Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom is prohibited by any applicable Law or would require any Consent from any Governmental Authority or any other third party (after giving effect to the Sale Order and the Bankruptcy Code) and such Consents shall not have been obtained prior to the Closing, the Closing shall proceed without the sale, transfer, assignment, conveyance or delivery of such asset unless there is a failure of one or more of the conditions set forth in Article VI, in which event the Closing shall proceed only if each failed condition is waived by the Party entitled to the benefit thereof.  In the event that any failed condition is waived and the Closing proceeds without the transfer or assignment of any such asset, then following the Closing, the Purchasers and the Sellers shall use their respective commercially reasonable efforts, and cooperate with each other, to obtain promptly such Consent.  Pending such Consent, the Parties shall reasonably cooperate with each other in any mutually agreeable arrangement designed to provide Purchasers and the Purchaser Designees with all of the benefits of use of such asset, at the sole cost and expense of Purchasers.  Once Consent for the sale, transfer, assignment, conveyance or delivery of any such asset not sold, transferred, assigned, conveyed or delivered at the Closing is obtained, the Sellers shall promptly transfer, assign, convey and deliver such asset to Medquist and/or, as applicable, one or more Medquist Designees at no additional cost.  To the extent that any such asset cannot be transferred or the full benefits or use of any such asset cannot be provided to Medquist and/or, as applicable, one or more Medquist Designees following the Closing pursuant to this Section 2.8(b), then, to the extent permitted by applicable Law, the Purchaser and the Sellers shall enter into such arrangements (including subleasing, sublicensing or subcontracting) to provide to the Parties hereto the economic (taking into account Tax costs and benefits) and operational equivalent, to the extent permitted, of obtaining such Consent.  The Sellers shall hold in trust for, and pay to Medquist and/or, as applicable, one or more Medquist Designees, promptly upon receipt thereof, all income, proceeds and other monies received by the Sellers derived from its use of any asset that would be a Purchased Asset in connection with the arrangements under this Section 2.8(b).  Notwithstanding anything to the contrary contained herein, nothing in this Section 2.8 shall be deemed to require the Sellers to delay or otherwise alter the completion of the Seller Chapter 11 Cases.

(c)                If following the Closing, any Seller receives or becomes aware that it holds any asset, property or right which constitutes a Purchased Asset, then Sellers shall transfer such asset, property or right to Medquist and/or, as applicable, one or more Medquist Designees as promptly as practicable for no additional consideration.

(d)               If following the Closing, Medquist receives or becomes aware that it holds any asset, property or right which constitutes an Excluded Asset, then Medquist shall transfer such asset, property or right to the Sellers as promptly as practicable for no additional consideration.

Section 2.9            Additional and Eliminated Assumed Contracts.  Notwithstanding anything in this Agreement to the contrary, Medquist may, in its sole and absolute discretion, amend or revise Schedule 1.2(a) and 1.2(b) of the Purchaser Schedule setting forth the Assumed Contracts and the Assumed Leases, respectively, in order to add or eliminate any Contract or Lease to such Purchaser Schedule up to one (1) Business Day prior to the Closing Date (the “Designation Deadline”) and, for any particular Assumed Contract or Assumed Lease that will be assumed in whole or in part by a Medquist Designee, to identify such Medquist Designee; provided, however, that the Sellers may terminate or reject any Contract set forth on Schedule 2.9 to the Disclosure Letter at any time whether prior to or after the Designation Deadline.  Automatically upon the addition of any Contract to Schedule 1.2(a) of the Purchaser Schedule or Lease to Schedule 1.2(b) of the Purchaser Schedule, it shall be an Assumed Contract or Assumed Lease, as applicable, for all purposes of this Agreement, and all Cure Costs and Liabilities arising at and after the Closing Date under such Contract shall be an Assumed Liability for all purposes of this Agreement to the extent so provided herein.  Automatically upon the deletion of any Contract from Schedule 1.2(a) of the Purchaser Schedule or deletion of any Lease from Schedule 1.2(b) of the Purchaser Schedule, it shall be an Excluded Agreement for all purposes of this Agreement.  If Medquist indicates in writing to Sellers after the Closing Date that it wishes to acquire a Contract or Lease of any Seller that was not an Assumed Contract or Assumed Lease on the Closing Date, the Sellers will use their commercially reasonable efforts to assign such Contract or Lease to Medquist; provided, however, nothing herein shall be deemed or construed to obligate the Sellers to retain, or refrain from rejecting or terminating any Contract after the Designation Deadline that does not constitute an Assumed Contract or Assumed Lease. With respect to each Assumed Contract, Medquist and, as applicable, the Medquist Designees shall provide adequate assurance of the future performance of such Assumed Contract by Medquist and, as applicable, such Medquist Designees.

Section 2.10        Purchase Price Deposit.

(a)                Within one (1) Business Day of the execution of this Agreement, Purchasers shall deposit into escrow an earnest money deposit (the "Purchase Price Deposit") in the amount of $7,500,000 as security for the performance of the Purchasers’ obligations under this Agreement.  The Purchase Price Deposit together with any interest thereon shall be applied against the Purchase Price at Closing in accordance with the Deposit Escrow Agreement.  Except as set forth in Section 2.10(b), if this Agreement shall be terminated pursuant to Section 8.1, the Purchase Price Deposit, together with any interest earned thereon, shall be delivered to the Purchasers no later than one Business Day after such termination.

(b)               If this Agreement is terminated by Sellers pursuant to Section 8.1(d) or Section 8.1(k), the Purchase Price Deposit, and all interest thereon, shall be delivered to the Sellers in accordance with the terms of the Deposit Escrow Agreement.

ARTICLE III

COURT APPROVAL

Section 3.1            Bid Protections.  The Purchasers and the Sellers acknowledge that the Sellers must take reasonable steps to demonstrate that they have sought to obtain the highest or best price for the Purchased Assets, including giving notice thereof to the creditors of the Sellers and other interested parties, providing information about the Purchased Assets to prospective bidders (subject to confidentiality agreements no less restrictive than the confidentiality agreement signed by Purchasers in favor of Spheris Inc.), entertaining higher or better qualified offers from such prospective bidders, and, in the event that additional qualified prospective bidders desire to bid for the Purchased Assets, conducting an auction (the “Auction”). As a result, the Parties have agreed to certain bidding procedures, as set forth in the proposed Sale Procedures Order attached hereto as Exhibit H.

                        Section 3.2            The Sale Procedures Motion and Order.  The Sellers shall file a motion with the Bankruptcy Court within two Business Days of the date of this Agreement (the “Sale Procedures Motion”) seeking the entry of the Sale Procedures Order.   The Sellers will use their reasonable best efforts to cause the Bankruptcy Court to enter the Sale Procedures Order as soon as practicable after the filing of the Sale Procedures Motion.

Section 3.3            The Hearing and the Sale Order.  The Sellers shall request that the Hearing be scheduled as soon as reasonably practicable after the Auction and the Hearing shall in no event be held later than three (3) Business Days after the conclusion of the Auction.  At the Hearing, if the Purchasers are the successful bidder in the Auction, the Sellers shall seek the entry of the Sale Order.  The Sale Order shall, among other matters, but subject to the terms of this Agreement:

(a)                approve this Agreement and the consummation of the Transaction upon the terms and subject to the conditions of this Agreement;

(b)               find that, as of the Closing Date, the transactions contemplated by this Agreement effect a legal, valid, enforceable and effective sale and transfer of the Purchased Assets to Medquist and/or, as applicable, one or more Medquist Designees and shall vest Medquist and/or, as applicable, one or more Medquist Designees with title to the Purchased Assets free and clear of all Encumbrances other than Permitted Encumbrances;

(c)                find that the consideration provided by the Purchasers, or which Purchasers caused to be provided by one or more Purchaser Designees, pursuant to this Agreement constitutes reasonably equivalent value and fair consideration for the Purchased Assets;

(d)                (i) authorize the Sellers to assume and assign to Medquist and/or, as applicable, one or more Medquist Designees each of the Assumed Contracts and Assumed Leases and (ii) find that, subject to the terms of the Sale Order, as of the Closing Date, the Assumed Contracts and Assumed Leases will have been duly assigned to Medquist and/or, as applicable, one or more Medquist Designees in accordance with Section 365 of the Bankruptcy Code;

(e)                find that the Purchasers and each Purchaser Designee is a good faith purchaser of the Purchased Assets pursuant to Section 363(m) of the Bankruptcy Code;

(f)                find that neither the Purchasers nor any Affiliate of a Purchaser engaged in any conduct that would cause or permit this Agreement or the consummation of the Transaction to be avoided, or costs or damages to be imposed, under Section 363(n) of the Bankruptcy Code;

(g)               order that the Assumed Contracts and Assumed Leases will be transferred to, and remain in full force and effect for the benefit of Medquist and/or, as applicable, one or more Medquist Designees, notwithstanding any provision in any such Contract or Lease or any requirement of applicable Law (including those described in Sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits, conditions, restricts or limits in any way such assignment or transfer;

(h)               approve any other agreement to the extent provided by this Agreement;

(i)                 find that the Sellers gave due and proper notice of the Transaction to each party entitled thereto;

(j)                 find that Medquist and each applicable Medquist Designee has satisfied all requirements under Sections 365(b)(1) and 365(f)(2) of the Bankruptcy Code to provide adequate assurance of future performance of the Assumed Contracts and Assumed Leases and that Medquist has guaranteed the obligations of any Medquist Designee or other assignee which has assumed any Assumed Contract or Assumed Lease;

(k)               except as expressly set forth in the Sale Order, enjoin and forever bar the non-debtor party or parties to each Assumed Contract or Assumed Lease from asserting against Medquist or any Affiliate of Medquist or Medquist Designee or any of the Purchased Assets:  (i) any default, Action, Liability or other cause of action existing as of the date of the Sale Hearing whether asserted or not, and (ii) any objection to the assumption and assignment of such non-debtor party’s Assumed Contract or Assumed Lease;

(l)                 find that, to the extent permitted by applicable Law, neither the Purchasers nor any Purchaser Designee or Affiliate of a Purchaser is a successor to any Sellers or the bankruptcy estate by reason of any theory of law or equity, and neither the Purchasers nor any Affiliate of a Purchaser nor any Purchaser Designee shall assume or in any way be responsible for any Liability of any Seller and/or the bankruptcy estate, except as otherwise expressly provided in this Agreement;

(m)             be made expressly binding (based upon language satisfactory to the Purchasers) upon any United States bankruptcy court or trustee in the event of conversion of any of the Seller Chapter 11 Cases to chapter 7, or appointment of a chapter 11 trustee in any Seller Chapter 11 Case; and

(n)               order that, notwithstanding the provisions of Federal Rules of Bankruptcy Procedure 6004(h) and 6006(d), the Sale Order is not stayed and is effective immediately upon entry.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1            Representations and Warranties of the Sellers.  Except as set forth in the correspondingly numbered Schedules of the Disclosure Letter delivered as of the date hereof by the Sellers to Purchasers (the “Disclosure Letter”) (it being understood that any matter disclosed in any Schedule of the Disclosure Letter will be deemed to be disclosed in any other Schedule of the Disclosure Letter to the extent that it is readily apparent on the face of such disclosure that such disclosure is applicable to such other Schedule), the Sellers hereby represent and warrant to the Purchasers as follows:

(a)                Each Seller is duly organized, validly existing and, as of the date of this Agreement, in good standing under the laws of its jurisdiction of organization.  Spheris India is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  Each Spheris Entity has all requisite power and authority to own, lease, develop and operate the Purchased Assets and to carry on its business as now being conducted (subject to the provisions of the Bankruptcy Code).  Except as would not, individually or in the aggregate, constitute a Material Adverse Effect, each Spheris Entity is duly licensed or qualified to do business in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary.  Spheris Holdings III, Inc. owns all of the capital stock and ownership interests of Spheris Holdings II, Inc.; Spheris Holdings II, Inc. owns all of the capital stock and ownership interests of Spheris Inc.; Spheris Inc. owns directly all of the ownership interests of Spheris Operations LLC; Spheris Operations LLC owns directly all of the capital stock and ownership interests of each of Vianeta Communications, Spheris Leasing LLC and Spheris Canada Inc.  All of the capital stock and ownership interests in Spheris India, being 14,482,471 fully paid up equity shares of Indian rupees 10 (ten) each (the “Spheris India Capital Stock”) is owned directly by Spheris Operations LLC and Spheris Canada Inc.  Other than as described in the preceding sentence, no Spheris Entity (i) owns, directly or indirectly, any capital stock or other ownership interest in any Person, or any securities convertible into or exchangeable or exercisable for any capital stock or other ownership interests in any Person, (ii) has any obligation to acquire any capital stock or other ownership interests in any Person, or any securities convertible into or exchangeable or exercisable for any capital stock or other ownership interests of any Person, or to make any investment in any Person, or (iii) is a party to any partnership, limited liability company, joint venture or similar agreement.  In respect of the Spheris India Capital Stock, (i) there are no voting trusts or agreements, options, pre-emptive rights, rights of first refusal, rights of first offer, proxies, agreements or understandings (exercisable now or in the future and contingent or otherwise) that affect the Spheris India Capital Stock; and (ii) there are no outstanding securities, warrants, options, instruments, arrangements, commitments, contracts or rights to subscribe, purchase or acquire, of any nature whatsoever, that have been created, issued, allotted or entered into by or that are binding upon Spheris India or which can be converted into or exchanged for or which entitle or may entitle any person to subscribe to or receive in the present or future, or which require or may require Spheris India to, issue any stocks of Spheris India or grant rights to purchase or acquire any stocks of Spheris India or convertible into or exchangeable for stocks or other securities of Spheris India.  Spheris Holdings III, Inc. does not own any material assets other than as set forth on Schedule 4.1(a) of the Disclosure Letter.

(b)               Each Seller has all requisite corporate or limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder (subject, in the case of the obligation to carry out the Transaction, to the entry of the Sale Order).  Subject to the entry of the Sale Order, the execution, delivery and performance by each Seller of this Agreement and the consummation of the Transaction have been duly and validly authorized by all requisite corporate or limited liability company action on the part of each Seller and no other proceeding on the part of any Seller is necessary to authorize this Agreement and to consummate the Transaction.  This Agreement has been (or will be) duly and validly executed and delivered by each Seller and (assuming the due authorization, execution and delivery by all parties hereto and thereto, other than the Sellers) constitute (or will constitute) valid and binding obligations of each Seller enforceable against each Seller in accordance with its terms (subject, in the case of the obligation to carry out the Transaction, to the entry of the Sale Order).

(c)                The execution, delivery and performance by each Seller of this Agreement does not, and the consummation by each Seller of the Transaction, upon entry of the Sale Order will not, (i) conflict with or result in the breach of any provision of the organizational documents of any Spheris Entity, (ii) conflict with, violate or result in the breach by any Spheris Entity of any applicable Law, (iii) require any Spheris Entity to make any filing with or give notice to, or obtain any Consent from, any Governmental Authority, other than the Sale Order and, if required, any clearance under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”), (iv) conflict with, violate, result in the breach or termination of or the loss of a benefit under, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) or adverse modification of any terms or rights under, any Contract, Lease or Permit (subject, in the case of the assumption and assignment to Medquist or any Medquist Designee of any Assumed Contract or Assumed Lease or Permit that by its terms requires consent to assignment, to the entry of the Sale Order and the terms and conditions of this Agreement), or (v) result in any Encumbrance on any of the Purchased Assets or Spheris India Capital Stock (other than a Permitted Encumbrance); other than, in the case of the foregoing subclauses (iv) and (v), any of the foregoing that would not, individually or in the aggregate, have a Material Adverse Effect.

(d)               As of the date of this Agreement, there is not pending or, to the Knowledge of the Sellers, threatened, an Action against a Spheris Entity that individually or in the aggregate would constitute a Material Adverse Effect.

(e)                Other than (i) the Purchasers, (ii) pursuant to any bids made by any Person in connection with the Auction, or (iii) prior to the Closing Date, any Spheris Entity, no Person has any written or oral agreement or option, right of first refusal, right of first offer, right of first negotiation or similar right for the purchase, sale or other disposition of all or any of the Purchased Assets or Spheris India Capital Stock.

(f)                Schedule 4.1(f) of the Disclosure Letter sets forth a complete and accurate list of all leases, subleases and other similar occupancy contracts, including all amendments in respect of real property to which any Spheris Entity is a party (whether as lessee or lessor) (collectively, the “Leased Real Property”).  No Spheris Entity owns any real property or occupies any real property other than the Leased Real Property, except in accordance with the agreements set forth on Schedule 4.1(f).  No Person that is not a Spheris Entity has any right to possess, use or occupy the Leased Real Property.  A Spheris Entity has (x) a valid leasehold interest in the Leased Real Property, (y) valid title to, or a valid leasehold interest in, the material tangible personal property constituting Purchased Assets in each case free and clear of Encumbrances other than Permitted Encumbrances and (z) title to the Spheris India Capital Stock, free and clear of Encumbrances other than Permitted Encumbrances.

(g)               The Books and Records have been maintained in material compliance with applicable Law and accounting requirements and fairly reflect, in all material respects, all dealings and transactions in respect of the Purchased Assets, the Spheris India Capital Stock and the Assumed Liabilities.  Copies of the Memorandum of Association and Articles of Association of Spheris India as made available to the Purchasers and filed with the Registrar of Companies are true and complete copies, and Spheris India has at all times acted in material compliance therewith.  Spheris India has made all statutory filings since January 1, 2008 with the Registrar of Companies as required under applicable Law.  Spheris India has the corporate power and authority to own, hold and operate its assets and to carry on its business as currently conducted.  All statutory books of Spheris India (i) are up-to-date, (ii) are maintained at its registered office in accordance with applicable Laws on a consistent basis and (iii) contain accurate records of all matters required to be dealt with in such books and records.

(h)               Attached as Schedule 4.1(h) of the Disclosure Letter is a schedule of all material permits, consents, licenses or similar authorizations of Governmental Authorities required for operation of the business of the Spheris Entities (the “Permits”).  Each material Permit is in full force and effect, the Spheris Entities are in compliance in all material respects with their terms and conditions, all required renewal applications have been timely filed, no notice has been received by a Governmental Authority to revoke any material Permit and no proceeding is pending or, to the Knowledge of the Sellers, threatened to revoke or limit any material Permit.

(i)                 Since January 1, 2008, the Spheris Entities have been in compliance with all applicable Laws except for such non-compliance that would not have a Material Adverse Effect.  As of the date of this Agreement, no Spheris Entity has received a notice of any investigation or review by any Governmental Authority with respect to the Leased Real Property that is pending, or, to the Knowledge of the Sellers, threatened.

(j)                 Schedule 4.1(j)(i) of the Disclosure Letter sets forth a complete and accurate list of all customer Contracts which the Company has reasonably estimated to account for 2009 sales revenue in excess of $1,000,000 (with the name of the customer redacted) and material Contracts other than customer Contracts.  Schedule 4.1(j)(ii) of the Disclosure Letter sets forth a complete and accurate list of all material Leases (the Contracts and Leases described in this sentence and the immediately preceding sentence together, the “Scheduled Agreements”).  The Scheduled Agreements are reasonably estimated to account at least 60% of Sellers’ aggregate 2009 sales revenue.  Since January 1, 2008, (1) there has not been any claim or allegation by any Person that any Spheris Entity is in material breach or default under any Scheduled Agreements or that there exists an event or condition which (with or without notice or lapse of time or both) would result in a material breach or default by any Spheris Entity under any Scheduled Agreements and (2) to the Knowledge of the Sellers, no other party to any Scheduled Agreement is in material breach or default thereunder.  As of the date hereof, no party to a Scheduled Agreement has provided any Spheris Entity with written notice (or, to the Knowledge of the Sellers, notice) that it intends to cancel, terminate, fail to renew or reduce business conducted under any Scheduled Agreement.  Each of the Scheduled Agreements is in full force and effect and is valid and binding on the Spheris Entity party thereto and, to the Knowledge of Sellers, each other party thereto.  The Sellers have made available to the Purchasers complete and accurate copies of each Scheduled Agreement other than any such Scheduled Agreement with a customer of any Seller and shall, promptly after determination of which bidders constitute Qualified Bidders (as defined in the Sale Procedures Order) and in no event later than the first day following the completion of the Auction, make available to the Purchasers all material Contracts of the Sellers with, in the case of any Contract with a customer of any Seller, the customer name (and other information that could identify the customer) and pricing redacted therefrom.  There is no material Contract with a third party with both Spheris India and a Seller as parties thereto.  With respect to each Scheduled Agreement with a customer of any Seller:  (I) all services performed outside of the United States for such customer are so performed not in violation of the terms of such Scheduled Agreement or otherwise with such customer’s written consent, (II) all services for which a customer is charged a rate applicable to services provided in the United States are actually performed in the United States, (III) all customer billing is based upon units of measure that are visually verifiable by the customer and is otherwise consistent with the applicable Scheduled Agreement and (IV) there is no prohibition in any such Contract regarding subcontracting services to be performed outside of the United States.  A true and correct copy of the monthly summary financial metrics report reflecting Volume Reductions and Rate Reductions as of January 18, 2010 has been made available to Purchasers on or prior to the date of this Agreement.

(k)               Upon consummation of the Transaction, the Sellers and Spheris India shall have incurred no Liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Transaction (a “Seller Broker Fee”).  None of the Purchasers nor any Affiliate of a Purchaser will have any Liability in connection with any Seller Broker Fee.

(l)                 The use by the Spheris Entities of the Leased Real Property is in material compliance with all Environmental Laws.  To the Knowledge of the Sellers, the Leased Real Property is in compliance with Environmental Laws, including any Environmental Permits, except for such non-compliance that individually or in the aggregate would not constitute a Material Adverse Effect.  As of the date of this Agreement, (i) no Spheris Entity is subject to any pending or, to the Sellers’ Knowledge, threatened Action alleging that a Spheris Entity may be in violation of any Environmental Law or Environmental Permit, or may have any Liability under any Environmental Law; and (ii) no Spheris Entity has stored, treated, disposed of, arranged for disposal or treatment of, transported, handled, manufactured, distributed, or released any Hazardous Substance on, under or from the Leased Real Property, except in material compliance with Environmental Laws.

(m)             As of the date of this Agreement, no Spheris Entity has received any written notice of any, and, to the Knowledge of the Sellers, there is no threatened or pending, eminent domain, condemnation or rezoning proceedings, or any sale or other disposition in lieu of eminent domain or condemnation, with respect to the Leased Real Property or any part of the Leased Real Property or for the relocation of roadways or streets providing access to or egress from the Leased Real Property.

(n)               The Spheris Entities have valid title to, or the right to use in connection with their business as presently conducted, all of the Purchased Intellectual Property.  To the Knowledge of the Sellers, all current and former employees of the Spheris Entities have assigned to the Spheris Entities all Purchased Intellectual Property that such employees have created while in the scope of their employment, including copyrights in works made for hire and patents.  Schedule 4.1(n) of the Disclosure Letter lists each registered Purchased Intellectual Property and each material

Contract with respect to Purchased Intellectual Property pursuant to which the Spheris Entities have granted any Person the right to reproduce, distribute, market or exploit such Intellectual Property Rights.  There is no Action pending, or to the Knowledge of the Sellers, threatened that challenges the validity of ownership or use of any Purchased Intellectual Property, and there exists no state of facts and circumstances that would result in any such challenge that is material to the business of the Sellers being successful or which would be reasonably likely to result in a material liability or otherwise have a Material Adverse Effect.  To the Knowledge of the Sellers, no third party’s operations or products infringe on the Purchased Intellectual Property in any material respect.  To the Knowledge of the Sellers, the operation of the business of the Spheris Entities does not infringe in any material respect on the Intellectual Property Rights of any other Person.  No Spheris Entity has received during the two-year period preceding the date of this Agreement, any written claim of infringement with respect to any Purchased Intellectual Property.  Other than the Software License Agreement executed by Spheris India with Spheris Inc. dated January 1, 2000 and Spheris India’s permission to use the SPHERIS trademark, Spheris India does not have or own any rights to any Intellectual Property Rights.

(o)               Schedule 4.1(o) of the Disclosure Letter sets forth a complete list of all material insurance policies with respect to which a Spheris Entity or Spheris Holding III is a party, a named insured or otherwise the beneficiary of coverage with respect to any of the Purchased Assets or the Assumed Liabilities.  The assets of each Spheris Entity have been insured against risks normally covered by insurance policies by companies carrying on business of a similar nature as each of the Spheris Entities.  There is no material claim by a Spheris Entity or Spheris Holding III pending under any such policies which has been denied or disputed by the insurer.  To the Knowledge of the Sellers, all such insurance policies are in full force and effect, all premiums due and payable thereon have been paid, all material terms and conditions of such policies have been complied with, and no written notice of cancellation or termination has been received by the Spheris Entities or Spheris Holding III with respect to any such policy which is not replaceable by the Spheris Entities or Spheris Holding III on substantially similar terms prior to the date of such cancellation.

(p)               (i) All material Tax Returns required to be filed by each Seller or any of its Affiliates with respect to the Purchased Assets, Spheris India or the Assumed Liabilities have been timely filed (taking into account extensions) and (ii) all such Tax Returns were correct and complete in all material respects and (iii) all Taxes shown as due on such Tax Returns have been paid.  During the last three years, no claim has been made by any taxing authority in a jurisdiction where a Seller or any of its Affiliates do not file Tax Returns that such Seller or any of its Affiliates is or may be subject to taxation by that jurisdiction with respect to the Purchased Assets or the Assumed Liabilities.  Each Seller and its Affiliates and Spheris India have withheld and paid to the relevant taxing authority, in all material respects, all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, in each case relating to the Purchased Assets or the Assumed Liabilities.  As of the date of this Agreement, no audit, administrative proceeding or judicial proceeding that involves a material amount of Tax and relates to the Purchased Assets or the Assumed Liabilities or Spheris India is pending or threatened in writing.  The Sellers’ basis in the Spheris India Capital Stock for Indian Tax purposes is not less than $14,000,000.

(q)               Subject to the entry of the Sale Order and any order approving the assumption and assignment of the Assumed Contracts and Assumed Leases, the Sellers have complied with all requirements of the Bankruptcy Code and Federal Rules of Bankruptcy Procedure in connection with obtaining approval of the sale of the Purchased Assets (including the assumption and assignment to Medquist and/or, as applicable, one or more Medquist Designees of any Assumed Contracts and the Assumed Leases) to Medquist and/or, as applicable, one or more Medquist Designees pursuant to this Agreement.

(r)                 During the period beginning on September 30, 2009 to the date of this Agreement, there has not been any material damage to the Purchased Assets that are tangible assets and material to the business of the Spheris Entities in respect of which the Sellers are entitled to insurance proceeds, condemnation awards or other compensation.

(s)                The Financial Statements present fairly in all material respects, the consolidated financial condition of Spheris Inc. as of the dates set forth therein, and the consolidated results of operations and cash flows for the periods covered thereby, in conformity with GAAP (subject, in the case of the Unaudited Financial Statements, to the absence of notes and normal year-end audit adjustments and to any other adjustments set forth therein).  As of September 30, 2009, the Spheris Entities had $26,161,000 of Accounts Receivable (net of allowance for uncollectible Accounts Receivable).  As of the date of this Agreement, the Funded India Transfer Pricing Tax is 92,810,000 Rupees.

(t)                 As of the date of this Agreement, Spheris India has no material Liability except for (1) liabilities or obligations set forth on the Financial Statements, (2) liabilities that have arisen since September 30, 2009 in the ordinary course of business consistent with past practice, or (3) liabilities which individually or in the aggregate would not constitute a Material Adverse Effect.  There is no outstanding guarantee, indemnity, suretyship or security (whether or not legally binding) given by or for the benefit of Spheris India in excess of $250,000.

            (u)        Set forth on Schedule 4.1(u) is a list of all suppliers of any Spheris Entity that (a) accounted (or that Sellers expect to account) for more than $500,000 (or the equivalent in foreign currency) of expenses of the Sellers (on a consolidated basis with their subsidiaries) during Seller’s current fiscal year, or (b) is the sole supplier of any significant product, service or other tangible or intangible property or license rights to the Sellers.

            (v)               Except as prohibited by applicable Law, the Sellers have made available to the Purchasers a list of all employees employed in the conduct of the business of the Spheris Entities as of the date specified therein, including the following information for each such employee:  (i) name; (ii) part-time or full-time status; (iii) title and/or job description; (iv) employment commencement date; (v) annual base salary or hourly wage; (vi) available bonus or other contingent compensation; (vii) accrued and unused vacation days; (viii) accrued and unused sick days; (ix) if on leave, the status of such leave (including reason for leave and expected return date); and (x) whether such employee is employed under an employment contract or on an at-will basis.

(w)             Since January 1, 2008, with respect to the employees of the Spheris Entities, there has not been, there is not presently pending or existing, and, to the Knowledge of the Sellers,

there is not threatened any material charge, grievance proceeding or other claim against any Spheris Entity (or any director, officer, manager or employee thereof) relating to the actual or alleged violation of any applicable Law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Authority.  Each employee of a Spheris Entity that is a medical transcriptionist or editor or otherwise has access to protected information has acknowledged in writing to a Spheris Entity that he or she has undergone training with respect to the Health Insurance Portability and Accountability Act, as amended (“HIPAA”), and complies with HIPAA in his or her employment in all material respects.  To the Knowledge of Sellers, no Seller has a material claim, whether asserted or unasserted, against any current employee of a Spheris Entity or any former employee of Spheris India.

(x)               No Spheris Entity has been, nor is any now, a party to any collective bargaining agreement, union recognition agreement or other labor contract.  As of this date of this Agreement, there is not pending or existing, and to the Knowledge of the Sellers, there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving any Spheris Entity.  To the Knowledge of the Sellers, there is no organizational activity or other labor dispute against any Spheris Entity, and no application or petition for an election of or for certification of a collective bargaining agent is pending.  There is not currently in effect any lock-out, relating to a labor dispute, by any Spheris Entity of any employee (or group thereof), and no such action is contemplated by any Spheris Entity.

(y)               Assuming Purchasers’ compliance with Section 5.11 of this Agreement, each Spheris Entity has in all material respects complied, and is in material compliance, with all laws and regulations in respect of wages and employment (including, without limitation, the Worker Adjustment and Retraining Notification Act (“WARN”) and all similar state, local and foreign laws).  Without limiting the generality of the foregoing, each individual who renders services to any Spheris Entity who is classified by such Spheris Entity as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under U.S. Benefit Plans and Foreign Benefit Plans) is properly so characterized, other than as would, individually or in the aggregate, have a Material Adverse Effect.

(z)                Spheris India has in respect of each of its employees complied in all material respects with its obligations under applicable Law.  Spheris India has made all material payments due in respect of salaries, wages, commissions, bonuses, provident fund, pension, retirement benefits, gratuity, layoff, leave encashment, over time pay, medical and workmen’s compensation and any other compensation element forming part of the compensation package with respect to the employees or any comparable payments relevant under any particular applicable Law.  No employee of Spheris India has borrowed money from or loaned money to Spheris India that remains outstanding in a material amount and in any event, exceeding $10,000 in the aggregate for all employees of Spheris India.  All Liabilities of Spheris India required by GAAP to be accrued on the Financial Statements are so accrued.

(aa)            As of the date of this Agreement, no employee of Spheris India is in material breach of his or her employment contract with Spheris India.  Spheris India has not agreed or committed (i) to any of its employees to provide any bonus or comparable payments to them, outside the terms of their employment, as a result of the execution and delivery of this Agreement or the consummation of the Transaction, or (ii) to increase the compensation, benefits or terms and conditions of employment or service of any employee, except (a) as per the terms of an employment contract, (b) as per the written policy of Spheris India or (c) with respect to actions occurring after the date of this Agreement and prior to the Closing, in compliance with Section 5.1(n).  There is no employee stock option scheme or plan or other arrangement under which Spheris India has issued or shall be required to issue any shares or securities to any employee.

(bb)           There is no term of employment for any employee of Spheris India which provides that a change of control shall entitle the employee to treat the change of control or management as amounting to a breach of the contract or entitling him to any payment or benefit whatsoever or entitling him to treat himself as redundant or otherwise dismissed or released from any obligation.  As of the date of this Agreement, no employee of Spheris India has given written termination or written notice to Spheris India of his or her intent to terminate his/her employment with Spheris India prior to the Closing, solely by reason of the performance by the Sellers of the terms of this Agreement, other than as would not have a Material Adverse Effect.

(cc)            All Foreign Benefits Plans (i) have been maintained in all material respects in accordance with applicable Law, (ii) that are intended to qualify for special Tax treatment meet all material requirements for such treatment, and (iii) that are required to be funded and/or book reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions and in accordance with applicable Law.

Section 4.2            Representations and Warranties of the Purchasers.  The Purchasers represents and warrants to the Sellers as follows:

(a)                Each Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(b)               Each Purchaser has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder (subject, in the case of the obligation to carry out the Transaction, to the entry of the Sale Order).  The execution, delivery and performance by each Purchaser of this Agreement and the consummation of the Transaction have been duly and validly authorized by all requisite corporate action on the part of each Purchaser, and no other corporate proceeding on the part of either Purchaser is necessary to authorize this Agreement and to consummate the Transaction.  This Agreement has been duly and validly executed and delivered by each Purchaser and (assuming the due authorization, execution and delivery by all parties hereto and thereto other than the Purchasers) constitutes (or will constitute) valid and binding obligations of each Purchaser, enforceable against each Purchaser in accordance with its terms (subject, in the case of the obligation to carry out the Transaction, to the entry of the Sale Order).

(c)                The execution, delivery and performance by each Purchaser of this Agreement does not, and the consummation by each Purchaser of the Transaction will not require any

Purchaser to make any filing with or give notice to, or obtain any Consent from, any Governmental Authority, other than the Sale Order and, if required, any clearance under the HSR Act.

(d)               No Purchaser has incurred any Liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Transaction that would be payable by any Spheris Entity (a “Purchaser Broker Fee”).

(e)                Each Purchaser acknowledges and affirms that it has completed its own independent investigation, analysis and evaluation of the Purchased Assets and Spheris India, that it has made all such reviews and inspections of the Purchased Assets and Spheris India as it deems necessary and appropriate, and that in making its decision to enter into this Agreement and consummate the Transaction, it has relied on its own investigation, analysis, and evaluation with respect to all matters without reliance upon any express or implied representations or warranties except as expressly set forth in this Agreement.

(f)                Each Purchaser will have, at the Closing, the resources and capabilities (financial or otherwise) to perform its obligations hereunder, including, in the case of Medquist, sufficient funds available to pay the Purchaser Termination Fee in accordance with the terms of this Agreement.  Medquist has not incurred any obligation, commitment, restriction or liability of any kind that would materially impair Medquist’s ability to satisfy its payment and funding obligations under this Agreement.  As of the date of this Agreement, Medquist has sufficient funds available to pay the Purchaser Termination Fee.

ARTICLE V

COVENANTS

Section 5.1            Interim Covenants of the Sellers.  Between the date hereof and the Closing Date, except as required by this Agreement or the Sale Procedures Order, or applicable Law, or with the prior written consent of Purchasers, Sellers shall conduct the business of the Spheris Entities in the ordinary course of business consistent with past practice and shall, and shall cause Spheris India (to the extent applicable) to:

(a)                comply with the DIP Facility (it being understood that a failure to comply with the DIP Facility shall not be deemed a breach of this Section 5.1(a) unless and until the lenders thereunder accelerate the amounts owed thereunder);

(b)               subject to Sellers’ right to pursue higher or better qualified offers prior to the Auction, use commercially reasonable efforts to maintain the Permits, preserve the goodwill and business relationships of the business of the Spheris Entities and cause the conditions in Section 6.1 to be satisfied;

(c)                manage the Purchased Assets, the Assumed Liabilities and Spheris India in the ordinary course of business consistent with past practice, and not materially accelerate the collection of Accounts Receivable outside of the ordinary course of business consistent with past practices;

(d)               (i) perform in all material respects all of its postpetition obligations under the contracts that have been identified as Assumed Contracts and the Assumed Leases as of the Designation Deadline, as and when such obligations become due; (ii) not grant (whether before or after the Designation Deadline) any material Consent under any Contracts that have been identified as Assumed Contracts or Assumed Leases as of the Designation Deadline; and (iii) not modify, amend or terminate in any material respect any Scheduled Agreement, or enter into any material Lease or material Contract;

(e)                comply with all applicable Laws in all material respects, which may include, without limitation, payment by Spheris India of any Additional Funded India Transfer Pricing Tax if required by applicable Law;

(f)                maintain the Books and Records, and cause Spheris India to maintain its books and records;

(g)               maintain the Closing Cash and, to the extent required to be pledged to the taxing authorities in India, the Spheris India Restricted Cash;

(h)               not sell, pledge, assign, lease, license, or cause, permit or suffer the imposition of any Encumbrance (other than Permitted Encumbrances) on, or otherwise dispose of (A) the Spheris India Capital Stock or (B) any of the Purchased Assets other than the sale or disposition of assets in the ordinary course of business consistent with past practices or the sale or disposition of assets which are obsolete or not otherwise used in the operation of the business of the Spheris Entities, in either case which assets are immaterial, in the aggregate, to the business of the Spheris Entities;

(i)                 not enter into a plan of consolidation, merger, share exchange or reorganization with any Person or adopt a plan of complete or partial liquidation, except if required by order of the Bankruptcy Court, provided that no Seller petitioned, sought, requested or moved for such order of the Bankruptcy Court or authorized, supported or directed any other Person to petition, seek, request or move for such order of the Bankruptcy Court; provided, however, that notwithstanding anything herein to the contrary, the Sellers shall be entitled to file a plan of liquidation that contemplates the consummation of either the Transaction or a transaction in accordance with the Sale Procedures Order;

(j)                 not authorize, declare or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities);

(k)               not enter into any Contract the effect of which would be to grant to a third party any license to use any Purchased Intellectual Property;

(l)                 not enter in any (i) settlement agreement with a third party or Governmental Authority or (ii) consent decree with a Governmental Authority that, in either case, would require the payment by the Purchasers or any Affiliate thereof of any material funds after the Closing;

(m)             not expend any insurance proceeds, condemnation awards or other compensation in respect of loss or damage to any Purchased Asset to the extent occurring after the date hereof but prior to the Closing Date except, in each case, as is reasonably necessary to repair or replace such Purchased Asset in the ordinary course of business;

(n)               except as set forth on Schedule 5.1(n) of the Disclosure Letter, (i) not increase in any manner outside the ordinary course of business consistent with past practice the compensation or benefits of the Service Providers, (ii) not pay any amounts or increase any amounts payable to the Service Providers not required by any current plan or agreement (other than base salary in the ordinary course of business consistent with past practice), (iii) not become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation (including any employee co-investment fund), severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any Service Provider (or newly hired employee), (iv) not accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation, (v) not (x) hire any Service Provider or MT Employee, (y) terminate the employment of any Service Provider or MT Employee or (z) promote any Service Provider or MT Employee (other than, in each of the foregoing clauses (x), (y) and (z), in the ordinary course of business consistent with past practice), (vi) not cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any U.S. Benefit Plan or Foreign Benefit Plan, and (vii) not materially change any actuarial or other assumptions used to calculate funding obligations with respect to any U.S. Benefit Plan or Foreign Benefit plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable Law;

(o)               not amend the organizational documents of Spheris India; and

(p)               not enter into any agreement (whether written or oral) to do any of the foregoing, or authorize or publicly announce an intention to do any of the foregoing.

Section 5.2      Closing Documents.  The Parties shall proceed diligently and in good faith to attempt to settle, on or before the Closing Date or such earlier date as may be expressly set forth herein, the contents of all Closing Documents to be executed and delivered by the Sellers and the Purchasers.

Section 5.3            Matters Requiring Notice.

(a)                The Sellers shall, promptly and in any event within five (5) Business Days of receipt thereof, provide to the Purchasers a copy of any notices of any material breach or default that any Spheris Entity receives in respect of any Contract, or any notices that it receives with respect to any Permit from a Governmental Authority, any notices of a material breach or default under any Contract that any Spheris Entity sends to another Person, in either case after the date of this Agreement.  Except as prohibited by applicable Law, the Sellers shall also promptly (and in any event within two (2) Business Days of receipt or delivery) provide Purchasers with any correspondence in respect of Additional Funded India Transfer Pricing Tax received by the

Spheris Entities from any Indian taxing authority or delivered to any Indian taxing authority by the any Spheris Entity, and use reasonable efforts to notify the Purchasers in advance of paying any Additional Funded India Transfer Pricing Tax.

(b)               The Sellers, on the one hand, and the Purchasers, on the other hand, shall promptly notify the other of:

(i)                 any notice or other communication received by any Spheris Entity, in the case of the Sellers, or Purchasers, in the case of the Purchasers, from any Person alleging that the Consent of such Person is or may be required in connection with the Transaction;
(ii)               any inaccuracy of any representation or warranty of such Party contained in this Agreement at any time that would make such representation or warranty false in any material respect; and
(iii)             any breach of any covenant or agreement of such Party contained in this Agreement at any time.

(c)                Notwithstanding anything to the contrary in this Agreement, delivery of any notice pursuant to Section 5.3(b) and any access to or provision of information (including pursuant to Section 5.5) shall not modify any of the representations, warranties, covenants or agreements of the Parties (or rights or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement.

(d)               Notwithstanding anything contained herein to the contrary, in no event shall any Seller be obligated to provide any name of a customer (or other information that could identify a customer) of the Sellers or any customer specific pricing information to the Purchasers.

Section 5.4            Assets Held by Affiliates of Sellers.  To the extent that any other Person that is an Affiliate of a Seller owns any assets that would be a Purchased Asset if a Seller owned such assets, the Sellers shall use commercially reasonable efforts to cause such Person to promptly transfer such asset, property or right to a Seller, and upon such transfer such asset, property or right shall be deemed to be a Purchased Asset under this Agreement.

Section 5.5            Access to Information/Confidentiality/Preservation of Books and Records.

(a)                From the date hereof until the earlier of (i) termination of this Agreement and (ii) the Closing, the Purchasers shall be entitled, through their Representatives (including their legal advisors and accountants), to make such investigation of the Spheris Entities, the Purchased Assets and the Assumed Liabilities and such examination of the Books and Records as they reasonably request and to make extracts and copies of such Books and Records (which shall include, without limitation, making available to Purchasers monthly financial statements of the Sellers prepared by Sellers in the ordinary course of Sellers’ business or in connection with the Seller Chapter 11 Cases as soon as reasonably practicable (and in any event within two (2) Business Days) of the preparation thereof).  Subject to the following sentence,

(i) the Sellers shall use their commercially reasonable efforts to cause their Representatives to cooperate with Purchasers and their Representatives in connection with such investigation and examination, (ii) the Sellers shall make available to Purchasers Sellers’ accounting personnel and use commercially reasonable efforts to make Sellers’ outside accountants available to Purchasers in connection with Purchasers’ preparation of financial statements that Purchaser will be required to file after the Closing Date under applicable Law (including financial statements for the year ended December 31, 2009) and (iii) Sellers shall use commercially reasonable efforts to cooperate with Purchasers so that the Spheris India Payables are assumed at Closing as contemplated by Sections 2.3(b) and 2.6(f) of this Agreement. Purchasers shall (i) reimburse Sellers for reasonable out-of-pocket costs incurred by Sellers to comply with the preceding sentence and (ii) indemnify Sellers for any loss resulting from Sellers’ compliance with such preceding sentence. Any such investigation and examination shall be conducted during regular business hours upon reasonable advance notice in a manner that minimizes disruption to the business, operations and activities of the Sellers. In connection with the Purchasers’ access to the Books and Records, the Purchasers shall be accompanied at all times by a Representative of the Sellers unless the Sellers otherwise agree, shall not materially interfere with the use and operation of the offices and other facilities of the Sellers, and shall comply with all reasonable safety and security rules and regulations for such offices and other facilities. Notwithstanding anything to the contrary contained herein, (x) the Sellers shall be entitled to withhold access to, or examination of, any information that they determine (i) includes trade secrets or other proprietary information, (ii) is protected by attorney-client, work-product, or similar privilege or doctrine, (iii) customer names, other information that could identify customers and customer pricing information and/or (iv) the disclosure of which is prohibited pursuant applicable Law and (y) the Sellers shall as soon as reasonably practicable provide Purchasers with access to any material documents provided during the period from the date hereof through the date of the Sale Order to any prospective purchasers of all or any part of the Purchased Assets not previously provided to Purchasers. Any confidential information provided to the Purchasers shall be deemed Confidential Information under the Confidentiality Agreement and shall be subject to the terms thereof.

(b)               From and after the Closing until the date that is 24 months after the Closing Date, Medquist agrees to provide the Sellers with reasonable access to Books and Records (and allow the Sellers to make extracts and copies of such Books and Records during such access) in connection with the Seller Chapter 11 Cases or any other proceeding or action relating thereto at the Sellers’ sole cost and expense; provided, that Medquist will not be required to provide any such access in connection with any Action by or against Medquist or any of its Affiliates or any of their respective Representatives.  Any such access shall be during regular business hours upon reasonable advance notice and in a manner that minimizes disruption to the business, operations and activities of Medquist.  In connection with the Sellers’ access to the Books and Records, the Sellers shall be accompanied at all times by a Representative of Medquist unless Medquist otherwise agrees, shall not materially interfere with the use and operation of the offices and other facilities of Medquist, and shall comply with all reasonable safety and security rules and regulations for such offices and other facilities.  (1) No access to, or examination of, any information or other investigation by the Sellers shall be permitted to the extent that (i) it includes trade secrets or other proprietary information, (ii) it is protected by attorney-client, work-product, or similar privilege or doctrine or (iii) the disclosure of which is prohibited pursuant to applicable Law or (iv) it includes disclosure of information other than Books and Records as they existed on the Closing Date, and (2) Medquist will not be required to preserve or otherwise retain any Books and Records beyond the time period specified in Section 5.5(c).  For the avoidance of doubt, nothing in this Section 5.5(b) shall require Medquist or any other Person to provide any testimony or evidence.

(c)                From and after the entry of the Sale Order until the date that is 24 months after the Closing Date, Sellers will use commercially reasonable efforts to cooperate with Purchasers in connection with Purchasers’ preparation of financial statements that Purchaser will be required to file after the Closing Date under applicable Law, including without limitation by using its commercially reasonable efforts to cooperate with Purchasers in any effort by Purchasers in procuring the consent of Sellers’ accounting firm after the Closing Date to the inclusion of the Financial Statements and any interim financial statements in any of Purchasers’ or Purchasers’ Affiliates’ periodic reports, registration statements or private placement memoranda or other filings or documents required under Law; provided, however, in no event shall Sellers or any director, officer, employee or Affiliate of any Seller be required to certify as to the completeness or accuracy (or otherwise) of the Financial Statements, any other financial statement or any data or information used in the preparation thereof; and provided, further, notwithstanding anything to the contrary contained herein, nothing in this Section 5.5 shall be deemed to require the Sellers to delay or otherwise alter the completion of the Seller Chapter 11 Cases.

(d)               Medquist shall use its commercially reasonable efforts to preserve and retain the Books and Records in place as of the Closing for a period of two (2) years following the Closing Date.

(e)                From and after the Closing, Sellers shall keep confidential and not disclose to any party unless required by Law or as may be advisable in connection with the Seller Chapter 11 Cases, including in connection with analyzing, objecting to, or settling any claim asserted therein, any retained information, including Books and Records that the Sellers retain after the Closing pursuant to Section 2.1(h).

Section 5.6            Use of Name.  Subject to the occurrence of the Closing, from and after the Closing Date, Sellers will cease their operations and will not engage in any competitive business whatsoever, directly or indirectly, except for matters required by the Bankruptcy Court or the Bankruptcy Code, including selling Excluded Assets, notifying customers and suppliers that Sellers are going out of business, minor ministerial matters not related to the business of the Spheris Entities, or enforcing its rights and performing its obligations under this Agreement.  As soon as reasonably practicable after the Closing (and in no event later than five Business Days after the Closing), Sellers shall take all necessary action to change their names to a name bearing no resemblance to the names set forth on the signature pages to this Agreement and will file such documents as are necessary to reflect such name changes in each state in which a Seller is incorporated or qualified to do business as a foreign entity. Sellers agree to promptly notify Purchasers of such name changes and the names chosen by Sellers.  Notwithstanding the foregoing, Sellers may refer to “Spheris” as a former name, including for legal and noticing purposes in the Seller Chapter 11 Cases, the winding down of the affairs of the Sellers, the Auction or as otherwise required by applicable Law.

Section 5.7            Disclaimer of Warranties.  Notwithstanding anything contained in this Agreement, it is the explicit intent of each Party that the Sellers are not making any representation or warranty, express or implied, beyond those expressly given in Section 4.1 or contained in any other Closing Document, and it is understood that, except for such representations and warranties, the Purchasers and any Purchaser Designee take the Purchased Assets and Spheris India Capital Stock “as is” and “where is.”  Without limiting the generality of the immediately foregoing, except for the representations and warranties specifically contained in Section 4.1 or in any other Closing Document, the Sellers hereby expressly disclaim and negate any representation or warranty, express or implied, at common law, by statute, or otherwise, relating to the condition of the assets of the Sellers or the business of Spheris India; it being the intention of the Parties that the Purchased Assets are to be accepted by the Purchasers and any Purchaser Designee in their present condition and state of repair.

Section 5.8            Required Approvals.

(a)                Prior to the Closing, upon the terms and subject to the conditions of this Agreement, and except as contemplated by this Agreement or the Sale Procedures Order, the Parties shall use their reasonable best efforts to cooperate and take, or cause to be taken, all actions, and to do, or cause to be done all things necessary, proper or advisable (subject to any applicable Laws) to consummate the Closing and the Transaction as promptly as reasonably practicable including, but not limited to the preparation and filing of all forms, registrations and notices required pursuant to applicable Law to be filed to consummate the Closing and the Transaction and the taking of such actions as are necessary to obtain any requisite approvals, authorizations, Consents, releases, orders, licenses, Permits, qualifications, exemptions or waivers by any third party or Governmental Authority; provided, however, that Section 5.14 is the only section of this Agreement governing the Financing and Purchaser’s obligations to obtain Financing and that this Section 5.8 shall not apply to the Financing or Purchasers’ obligations to obtain Financing.  In furtherance of the foregoing, the Parties agree that as promptly as reasonably practicable following the execution of this Agreement, the Parties shall make all premerger notification filings required under (i) the HSR Act (which shall in any event be made prior to the later of (x) five (5) Business Days after the approval by the Bankruptcy Court of the Sale Procedures Order and (y) fifteen Business Days after the date of this Agreement), (ii) the pre-merger notification rules in any other jurisdiction in which the parties agree applicable Law requires a premerger notification filing (which filing shall be made promptly following such determination) and (iii) comply at the earliest practical date with any request under the HSR Act for additional information, documents or other materials received by each of them or any of their respective Affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice in respect of such filings, whether such request is formal or informal.  Subject to applicable Law, each such Party shall promptly inform the other Parties hereto of any oral communication with, and provide copies of written communication with, any Governmental Authority regarding any such filings.  No Party shall independently participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate.  Subject to applicable Law, the Parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act or any other antitrust law.  The Purchasers shall be responsible for and shall pay all fees in respect of any required premerger notification filings.

(b)               The Parties shall use their best efforts to take all reasonable steps as may be necessary to obtain an approval from, resolve any objection or assertion by any Governmental Authority or to resolve an action or proceeding by, any Governmental Authority, whether by judicial or administrative action, challenging this Agreement or the consummation of the Transaction or the performance of obligations hereunder under any antitrust law.  Notwithstanding the foregoing, no Purchaser will be obligated to commit to the divestiture of any assets or business of any Purchaser (or any Affiliate of a Purchaser) or any Purchased Assets or the Spheris India Capital Stock or to any limitations on the conduct of its business.

Section 5.9            Publicity.  Except as required by applicable Law (including any Order by the Bankruptcy Court) or filings by the Sellers with, or in any proceeding before, the Bankruptcy Court, the Sellers, to the extent reasonably practicable, shall not issue any press release, provide any notice to customers or suppliers, or make any public announcement concerning this Agreement or the Transaction without the Purchasers’ consent, not to be unreasonably withheld delayed or conditioned; provided, that the Sellers may issue any such press release or make any such public announcement in connection with the Auction after having provided the Purchasers at least one (1) Business Day to review and comment on such release or announcement (which comments shall be reasonably considered by the Sellers).

Section 5.10        Release of Claims.

(a)                Notwithstanding anything contained herein to the contrary (including, without limitation, any restriction contained in Section 5.1) prior to the Closing, Spheris India shall deliver to each Seller, a full, irrevocable and unconditional release of any and all claims, actions, refunds, causes of action, choses in action, actions, suits or proceedings, rights of recovery, rights of setoff, rights of recoupment, rights of indemnity or contribution and other similar rights (known and unknown, matured and unmatured, accrued or contingent, regardless of whether such rights are currently exercisable) against the Sellers and their current and former officers, directors, stockholders, employees, agents, representatives, attorneys, investors, parents, predecessors, subsidiaries, successors, assigns, and affiliates, each of the foregoing in their capacity as such (individually and collectively, the “Spheris Released Parties”), from all actions, causes of action, damages, claims, and demands whatsoever, in law or in equity, known or unknown, contingent or liquidated, whether direct claims or for indemnification or contribution, that Spheris India ever had, now has, or may have against the Spheris Released Parties in connection with any event, conduct or circumstance occurring prior to the Closing (the “Release”).

(b)               In the event that the Release is not delivered by Spheris India to each Seller prior to the Closing pursuant to Section 5.10(a), after the Closing, CBay shall cause Spheris India to promptly upon the request of any Seller (and in any event within two (2) Business Days of such request) deliver the Release to the Sellers.

Section 5.11        Certain Matters Relating to North American Employees.

(a)                At least five (5) days prior to the Closing Date, Medquist and/or, as applicable, one or more Medquist Designees will offer employment to the Sellers’ current, active employees who are employed in the United States or Canada as of immediately prior to the Closing Date

(each, a “North American Employee,” and together, the “North American Employees”), except as set forth on Schedule 5.11(a) of the Purchaser Schedule, which offers shall be effective as of the Closing Date.  For the avoidance of doubt, active employees shall exclude persons receiving disability benefits as of the date on which such offers of employment are made.  Each such offer of employment shall provide for a place of employment which is not a materially greater commuting distance from the applicable North American Employee’s residence as of the Closing Date and shall be (i) subject to such compensation and other terms of employment as Medquist shall determine in its sole discretion and (ii) contingent on such North American Employee’s waiver of any claims to termination payments against the Sellers’ bankruptcy estate.  Each such North American Employee who accepts an offer of employment from Medquist or a Medquist Designee and is hired by Medquist or a Medquist Designee is referred to herein as a “North American Transferred Employee.”

(b)               Notwithstanding Section 5.11(a), nothing herein expressed or implied shall confer upon any of the North American Employees of any Seller or any North American Transferred Employees any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement.

(c)                Neither Medquist, nor any Medquist Designee nor any Affiliate of Medquist shall have any Liability whatsoever for (i) any compensation or other obligations purported to be owing to any North American Employee by any Seller, including any severance, separation pay, change of control payments or benefits, retention payments or any other payments or benefits arising in connection with the termination of such North American Employee’s employment by any Seller before, on or after the Closing Date, or (ii) any Action under WARN by any past or present employee of any Seller or Affiliate thereof (whether or not a North American Transferred Employee) in connection with Sellers’ conduct, including any plant closing or mass layoff.  As soon as reasonably practicable following Medquist’s request, Sellers shall reasonably provide Medquist with such information as is necessary to determine whether any actions taken by Sellers or their applicable Affiliates prior to the Closing Date will, if aggregated with actions that may be taken by Medquist or its Affiliates after the Closing Date, require the provision of notice or payment in lieu of notice (whether under WARN or otherwise) to any North American Employees or North American Transferred Employees.

(d)               Effective upon the Closing Date, each of the Sellers hereby waives, for the benefit of Medquist and its Affiliates, any and all restrictions in any U.S. Benefit Plan, Foreign Benefit Plan or Contract relating to (i) non-competition with any Spheris Entity or (ii) maintenance of confidentiality of any information for the benefit of any Spheris Entity, in each case, with or covering any North American Transferred Employee.

(e)                For purposes of annual vacation entitlement under Medquist’s vacation plans and policies, and subject to the terms of such vacation plans and policies, each North American Transferred Employee shall be credited with his or her years of service with the Sellers before the Closing Date, to the same extent as such North American Transferred Employee was entitled, before the Closing Date, to such service credit, and the North American Transferred Employees shall be treated no less favorably than similarly situated Medquist employees for purposes of scheduling and use of vacation days.  For the avoidance of doubt, North American Transferred Employees shall not be entitled to carry over any accrued, unused vacation time or paid time off from employment in respect of service periods occurring prior to the Closing Date.  In addition, Medquist shall grant all North American Transferred Employees credit after the Closing Date for all service with any of the Sellers for purposes of participation and vesting under any employee benefit or compensation plans, programs, agreements or arrangements maintained by Medquist or any of its Affiliates for the benefit of such North American Transferred Employees (the “Purchaser Benefit Plans”); provided that the foregoing shall not apply (i) with respect to benefit accrual under any defined benefit pension plan, (ii) for purposes of any Purchaser Benefit Plan under which similarly-situated employees of Medquist and its Affiliates do not receive credit for prior service, (iii) for purposes of any Purchaser Benefit Plan that is grandfathered or frozen, either with respect to level of benefits or participation, (iv) for purposes of level of severance payments or benefits under any Purchaser Benefit Plan or (v) to the extent that its application would result in a duplication of benefits with respect to the same period of service.

(f)                Subject to applicable Laws, the Sellers shall cooperate with Medquist and shall permit Medquist and/or, as applicable, one or more Medquist Designees a reasonable period during normal business hours prior to the Closing Date, (i) to meet with North American Employees at such times as Medquist or a Medquist Designee shall reasonably request, (ii) to speak with such North American Employees’ managers and supervisors (in each case with appropriate authorizations and releases from such North American Employees) who are being considered for employment by Medquist or a Medquist Designee, (iii) to distribute to such North American Employees such forms and other documents relating to potential employment by Medquist or a Medquist Designee after the Closing, and (iv) subject to any restrictions imposed under applicable Law, to permit Medquist, upon request, to review personnel files and other relevant employment information regarding such North American Employees.

(g)               Following the Closing, the Sellers and Medquist shall cooperate reasonably with each other to provide an orderly administrative transition to Medquist and/or, as applicable, one or more Medquist Designees of the North American Transferred Employees, including the provision by the Sellers to Medquist of all necessary or appropriate documents, records, materials, accounting files and Tax information with respect to each North American Transferred Employee.

(h)               Following the Closing, the Sellers shall retain all Liability to provide health care continuation coverage under Section 4980B of the Code and Section 601 of ERISA for all M&A Qualified Beneficiaries (as that term is defined in Treasury Regulations Section 54.4980B-9, Q&A-4) so that neither Medquist nor any of its Affiliates is required by applicable Law to provide COBRA continuation coverage to any of such M&A Qualified Beneficiaries.  Notwithstanding the foregoing, nothing in this Section 5.11(h) shall prevent Sellers from terminating any U.S. Benefit Plan following the Closing.

(i)                 For the avoidance of doubt, Sellers will not seek to recover from any Transferred North American Employee any retention payments previously paid to any such Transferred North American Employee.

Section 5.12        Non-Solicitation.

(a)                Prior to the Closing, and other than as contemplated by this Agreement (including without limitation Section 5.11) or consented to by Sellers, Purchasers shall not (i) directly or indirectly solicit, encourage or attempt to solicit or encourage any of the employees, agents, independent contractors, consultants or representatives of any Spheris Entity to terminate his, her or its relationship with such Spheris Entity prior to the Closing Date, or (ii) directly or indirectly solicit, encourage or attempt to solicit or encourage any of the employees or consultants of a Spheris Entity to become employees or consultants of any other Person; provided, however, that this Section 5.12(a) shall not prohibit a solicitation for employment in a general solicitation that is not specifically directed at employees of any Spheris Entity, or any solicitation of any individual whose employment by any Spheris Entity has ceased for any reason other than as a result of a breach of the covenant contained in this Section 5.12.

(b)               Purchasers shall not (i) directly or indirectly solicit or attempt to solicit any customer, vendor or distributor of a Spheris Entity with respect to any product or service being furnished, made, sold or leased by such Spheris Entity, other than in the ordinary course of business consistent with past practice, or (ii) persuade or seek to persuade any customer of a Spheris Entity to cease to do business or to reduce the amount of business that such customer has customarily done with the Spheris Entities, or contemplates doing with Spheris Entities, in either case, in violation of applicable Law (including antitrust or anti-competition Law) or in breach of the Confidentiality Agreement.

Section 5.13   Lease Deposits.

            (a)                Medquist shall use its best efforts to cause the landlord under each Assumed Lease to return to Sellers, at or prior to Closing, any and all amounts held as a security deposit under each such Assumed Lease (such amounts, collectively, the “Lease Security Deposits”), including by depositing any amount with such landlord or securing a letter of credit or similar commitment for the benefit of such landlord, as required or contemplated by such Assumed Lease as a security deposit.

(b)               Medquist shall pay Sellers at Closing by wire transfer of immediately available funds, in addition to the consideration required pursuant to Section 2.5, an amount in cash equal to the Purchased Lease Security Deposits (such payments, the “Security Deposit Payments”).

Section 5.14        Financing and Cooperation.

(a)                Purchasers shall use their reasonable best efforts to obtain debt financing on terms acceptable to Purchasers in their sole discretion in an amount sufficient to enable Purchasers to pay the Purchase Price (the “Financing”).  In the event that the Purchasers enter into any commitment letter or other binding agreement to provide the Financing (a “Commitment Letter”), the Purchasers shall promptly (and in any event within two (2) Business Days after execution of such Commitment Letter) provide a copy of the Commitment Letter to the Sellers.  In the event that a Commitment Letter is executed, the Purchasers shall use their reasonable best efforts to consummate the Financing on the terms and conditions set forth in the Commitment Letter, including by using reasonable best efforts to (i) maintain in effect the Commitment Letter and negotiate a definitive agreement with respect to the Commitment Letter on the terms and conditions set forth in the Commitment Letter (or on terms not materially less favorable, in the aggregate, to the Purchasers, taken as a whole than the terms and conditions in the Commitment Letter), (ii) not amend or modify the terms of the Commitment Letter in any manner that would reasonably be expected to adversely impact the ability of the Purchasers to consummate the Transaction prior to the Outside Date, (iii) ensure the accuracy of all representations and warranties of the Purchasers in the Commitment Letter, (iv) comply with all covenants and agreements of the Purchasers in the Commitment Letter and (v) satisfy on a timely basis all conditions applicable to the Purchasers set forth in the Commitment Letter that are within their control.

(b)               During the period commencing on the date of this Agreement and ending on the earlier of (i) the termination of this Agreement and (ii) the Closing, the Sellers agree (subject to Section 5.5(a)) to, and shall use their commercially reasonable efforts to cause their respective representatives, including legal and accounting advisors, to provide the Purchasers with such cooperation in connection with the Purchasers’ arrangement of the Financing as may be reasonably requested by the Purchasers, including (i) assisting in the preparation for, and participating in, a reasonable number of meetings, presentations, due diligence sessions and similar presentations to and with rating agencies and the parties acting as lead arrangers or agents for, and prospective purchasers and lenders of, the Financing, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, information memoranda (including the delivery of one or more customary representation letters), and similar documents required in connection with the Financing, (iii) using commercially reasonable efforts to obtain consents of accountants for use of their reports in any materials relating to the Financing, (iv) furnishing the Purchasers and their sources of Financing with financial statements, financial data and other due diligence information of the Sellers (other than, prior to the date upon which a Commitment Letter is executed, any of the information listed on Schedule 5.14(b) of the Disclosure Letter), in each case prepared by Sellers in the ordinary course of business; provided, however, that the Sellers shall only be obligated to furnish such information to sources of Financing who have executed a confidentiality agreement with the Sellers in a form and in substance reasonably satisfactory to the Sellers, and (v) facilitating the pledging of collateral and using commercially reasonable efforts to obtain surveys and title insurance as reasonably requested by Purchasers in order to facilitate the Financing; provided, however, that in no event shall the Sellers be required to (A) cooperate in such a manner as would unreasonably interfere with the business or operations of the Spheris Entities, (B) agree to pay any fees, reimburse any expenses or give any indemnities, (C) authorize, approve, adopt, execute or deliver any financing or credit agreement or any other document or instrument in connection therewith; provided that Sellers will use commercially reasonable efforts to cause any officers or other employees that will be employees of a Purchaser upon consummation of the Closing to execute documents reasonably requested by the Purchasers in connection with the Financing so long as such execution is made in such officer or employee’s capacity as an officer or employee of the applicable Purchaser, (D) terminate, or take any action to terminate the Financing Agreement, (E) take any action that would require the Sellers to pay any material out-of-pocket expenses or (F) enter into any agreement or commitment.  Purchasers shall (i) reimburse Sellers for reasonable out-of-pocket costs incurred by Sellers to comply with this Section 5.14 and (ii) indemnify Sellers for any loss resulting from Sellers’ compliance with this Section 5.14.

(c)                Purchasers shall keep the Sellers informed with respect to all material activity concerning the status of the Financing, including any termination of a Commitment Letter or failure to satisfy any condition to financing thereunder.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1            Conditions for the Purchasers.  The obligation of the Purchasers to consummate the Closing are subject to the satisfaction or waiver in writing by the Purchasers, at or before the Closing, of each of the following conditions:

(a)                All of the covenants and agreements in this Agreement to be complied with or performed by the Sellers on or before the Closing Date shall have been complied with and performed in all material respects (without giving effect to any limitation as to materiality set forth therein);

(b)               The representations and warranties of the Sellers (1) set forth in Sections 4.1(a) (organization), (b) (authority), and (k) (brokers) hereof shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except for any representation or warranty made as of a specified date, which shall be true and correct in all respects as of such specified date) and (2) set forth in Section 4.1, other than those described in the immediately preceding clause (1), shall be true and correct except as would not individually or in the aggregate constitute, or be reasonably likely to result in, a Material Adverse Effect (without giving effect to any limitation as to materiality set forth therein) as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except for any representation or warranty made as of a specified date, which shall be true and correct except as would not individually or in the aggregate constitute, or be reasonably likely to result in, a Material Adverse Effect (without giving effect to any limitation as to materiality set forth therein) as of such specified date);

(c)                No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any applicable Law (including any Order) which is in effect and has the effect of making the Transaction illegal or otherwise restraining or prohibiting consummation of the Transaction and which is not satisfied or resolved or preempted by the Sale Order;

(d)               After notice and a hearing as defined in Section 102(1) of the Bankruptcy Code, the Bankruptcy Court shall have entered the Sale Order, and such Sale Order (i) shall have become final and non-appealable, (ii) shall not have been stayed as of the Closing Date, stayed pending appeal or vacated and (iii) shall not be amended, supplemented or otherwise modified in a manner that results in such Sale Order no longer being an order of the Bankruptcy Court authorizing the matters referred to in Section 3.3;

(e)                All requisite clearances or approvals under any antitrust or trade regulation laws shall have been obtained;

(f)                The Spheris Entities shall have the Closing Cash and, if required pursuant to applicable Law, Spheris India shall have the Spheris India Restricted Cash;

(g)               The Sellers shall have assumed and assigned to Medquist and/or, as applicable, one or more Medquist Designees, the Assumed Contracts and Assumed Leases (other than a contract listed on Schedule 4.1(c) of the Disclosure Letter or any contract that is not material to the Sellers the assignment of which requires consent of the counter-party pursuant to Section 365(c)(1) of the Bankruptcy Code, which consent has not been obtained as of the Closing), in each case pursuant to Section 365 of the Bankruptcy Code and the Sale Order, subject to Medquist’s and/or, as applicable, Medquist Designee’s provision of adequate assurance as may be required under Section 365 of the Bankruptcy Code and Medquist’s assumption of the Cure Costs in respect of Assumed Leases or Assumed Contracts;

(h)               Since the date of this Agreement, no Material Adverse Effect shall have occurred and be continuing; and

(i)                 The deliveries described in Section 7.2 shall have been made.

Section 6.2            Conditions for the Sellers.  The obligations of the Sellers to consummate the Closing are subject to the satisfaction or waiver in writing by the Sellers, at or before the Closing, of each of the following conditions:

(a)                All of the covenants and agreements in this Agreement to be complied with or performed by the Purchasers on or before the Closing Date shall have been complied with and performed in all material respects (without giving effect to any limitation as to materiality set forth therein).

(b)               The representations and warranties of the Purchasers set forth in Section 4.2(f) (resources) hereof shall be true and correct in all respects as of the Closing Date and the representations and warranties of the Purchasers set forth in Section 4.2 (other than Section 4.2(f)) shall be true and correct in all material respects (without giving effect to any limitation as to materiality set forth therein), in each case, as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except for any representation or warranty made as of a specified date, which shall be true and correct in all material respects (without giving effect to any limitation as to materiality set forth therein) as of such specified date).

(c)                No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any applicable Law (including any Order) which is in effect and has the effect of making the Transaction illegal or otherwise restraining or prohibiting consummation of the Transaction and which is not satisfied or resolved or preempted by the Sale Order.

(d)               After notice and a hearing as defined in Section 102(1) of the Bankruptcy Code, the Bankruptcy Court shall have entered the Sale Order, and such Sale Order (i) shall have become final and non-appealable, (ii) shall not have been stayed, stayed pending appeal or vacated and (iii) shall not have been amended, supplemented or otherwise modified in a manner that results in such Sale Order no longer being an order of the Bankruptcy Court, in form and substance reasonably satisfactory to the Sellers, authorizing the matters referred to in Section 3.3.

(e)                All requisite clearances or approvals under any antitrust or trade regulation laws shall have been obtained.

(f)                The deliveries described in Section 7.3 shall have been made.

ARTICLE VII

CLOSING

Section 7.1            Closing Arrangements.  The consummation of the Transaction (the “Closing”) shall take place at 10:00 a.m. on the fifth Business Day following the date on which all of the conditions set forth in Article VI have been satisfied or waived (other than any conditions that can only be satisfied as of the Closing, but subject to the satisfaction or waiver of such conditions) (the “Closing Date”), at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, NY 10019, or at such other time or place as may be mutually agreed to by the Parties.

Section 7.2            Sellers’ Deliveries.  On or before the Closing Date, the Sellers shall deliver or cause to be delivered the following items and documents to the Purchasers, with each such document to be effective as of the Closing:

(a)                a certificate executed on behalf of the Sellers representing and certifying that the conditions set forth in Section 6.1 have been fulfilled;

(b)               the Transition Services Agreement, duly executed by the Sellers;

(c)                an estimate of the Ordinary Course Balance Sheet Liabilities, to be delivered to Purchasers no later than three (3) Business Days prior to the Closing Date;

(d)               the Bill of Sale, duly executed by the Sellers;

(e)                the Assignment of Intangible Property, duly executed by the Sellers;

(f)                the Assignment and Assumption Agreement, duly executed by the Sellers;

(g)               a certificate of non-foreign status, substantially in the form of the sample certification contained in Treasury Regulation Section 1.1445-2(b)(2)(iv), duly executed by the Sellers (or if a Seller is a “disregarded entity” for U.S. federal income tax purposes, by the Person that is treated as the owner of such Seller for U.S. federal income tax purposes);

(h)               one (1) certified copy of the Sale Order entered by the Bankruptcy Court;

(i)                 certificates representing the Spheris India Capital Stock, duly endorsed in blank or accompanied by stock powers satisfactory to Purchasers, along with duly stamped share transfer deeds endorsing the transfer of such shares in the name of CBay or one or more CBay Designees; and

(j)                 the Escrow Release Instruction.

Section 7.3            Purchasers’ Deliveries.  On or before the Closing Date, the Purchasers shall deliver or cause to be delivered the Purchase Price and the following items and documents to the Sellers, with each such document to be effective as of the Closing:

   (a)        a certificate executed on behalf of the Purchasers representing and certifying that the conditions set forth in Section 6.2 have been fulfilled;

            (b)               the Assignment and Assumption Agreement, duly executed by Medquist and/or, as applicable, one or more Medquist Designees;

(c)                the Transition Services Agreement, duly executed by Medquist and/or, as applicable, one or more Medquist Designees;

(d)               the Assignment of Intangible Property duly executed by Medquist and/or, as applicable, one or more Medquist Designees;

(e)                the Security Deposit Payments or Lease Security Deposits, as applicable;

(f)                the Bill of Sale, duly executed by Purchasers; and

(g)               an amount in cash equal to the Additional Funded India Transfer Pricing Tax (if any), which amount shall in no event exceed $2,000,000 and shall be paid by CBay and/or a CBay Designee.

Section 7.4            Certain Actions in Relation to Spheris India.  On or before the Closing Date, the following actions shall take place in relation to the sale and purchase of the Spheris India Capital Stock:

(a)                CBay shall pay to the Equity Sellers the amount of cash specified in Section 2.5 in respect of the Spheris India Capital Stock;

(b)               CBay, one or more CBay Designees and the Equity Sellers shall execute share transfer deeds, duly stamped in accordance with applicable Law, in relation to each share certificate evidencing the Spheris India Capital Stock, to endorse their transfer in the name of CBay and the CBay Designee(s); and

(c)                The Equity Sellers shall procure that a meeting of the board of directors of Spheris India shall be convened to approve the following:  (i) the transfer of the Spheris India Capital Stock to CBay and one or more CBay Designees; (ii) registering CBay and one or more CBay Designees as shareholders of Spheris India in its register of members; and (iii) recording the appointment of the nominee directors of CBay on the board of directors of Spheris India and the resignation of its existing directors.

Section 7.5            Tax Matters.

(a)                Solely to the extent not exempt in accordance with Section 1146 of the Bankruptcy Code, Sellers, on the one hand, and the Purchasers, on the other hand, shall each pay and shall be responsible for one half of state and local Transfer Taxes, if any, occasioned by the conveyance of the Leased Real Property and the Purchased Assets from the Sellers to the Purchasers and, as applicable, one or more Purchaser Designees, including any notarial fees incurred in connection therewith; provided, however, that (x) the Parties shall reasonably cooperate in availing themselves of any available exemptions from any such Transfer Taxes, including a request that the Sellers’ sale of the Purchased Assets be exempted from Transfer Taxes pursuant to Section 1146 of the Bankruptcy Code and (y) the Purchasers, on the one hand, and the Sellers, on the other hand, shall pay and shall be responsible for half of all other costs, fees and expenses associated with the Transfer Taxes, notarial fees and other costs, fees and expenses described in this sentence (the “Transfer Costs”).  The Party responsible under applicable Law shall be responsible for the preparation and filing of all Tax Returns relating to Transfer Taxes.

(b)               No later than 90 days following the Closing Date, the Purchasers shall provide the Sellers with a proposed allocation of the Closing Purchase Price and the Assumed Liabilities among the Purchased Assets and the Spheris India Capital Stock.  If the Sellers do not deliver a written notice disagreeing with the Purchasers’ proposed allocation within 30 days following the Sellers’ receipt thereof, the proposed allocation shall be final.  If the Sellers deliver a written notice disagreeing with the Purchasers’ proposed allocation within 30 days following the Sellers’ receipt thereof, the Parties shall use commercially reasonable efforts to resolve such dispute within thirty days following the date of the dispute notice.  If the Sellers and the Purchasers are unable to resolve such dispute within such 30-day period, they shall refer such dispute to an independent accounting firm or appraisal firm jointly selected by the Parties, whose determination shall be final and binding on the Sellers and the Purchasers for all purposes of this Agreement.  The final allocation of the Closing Purchase Price and the Assumed Liabilities among the Purchased Assets, determined in accordance with this Section 7.5(b), shall be set forth on a written schedule (the “Allocation Schedule”).  The Sellers and the Purchasers agree to timely file, or to cause to be timely filed, Internal Revenue Service Form 8594 (or any comparable form under state, local, or foreign Tax law) and any required attachments thereto in accordance with the Allocation Schedule.  Except to the extent otherwise required pursuant to a “determination” within the meaning of IRC Section 1313(a) (or any comparable provision of state, local or foreign law), neither the Sellers nor the Purchasers shall take, or shall permit any of its Affiliates to take, a Tax position (whether on a Tax Return or otherwise) that is inconsistent with the allocation reflected in the Allocation Schedule.

(c)                The Sellers shall be responsible for any Property Taxes (including any special or supplemental assessments) with respect to any Purchased Asset allocable to any taxable period or portion thereof ending prior to or on the Closing Date (the “Pre-Closing Tax Period”) (without regard to when such Taxes are assessed or payable).  The Purchasers and, as applicable, one or more Purchaser Designees shall be responsible for any Liability for Property Taxes (including any special or supplemental assessments) with respect to any Purchased Asset for Tax periods other than the Pre-Closing Tax Period (without regard to when such Taxes are assessed or payable).  In either case, the amount of Property Tax allocable to a Pre-Closing Tax Period of a taxable period that commences prior to and includes (but does not end on) the Closing Date (a “Straddle Period”) shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period.  If, following the Closing, one Party remits to the appropriate Governmental Authority payment for Property

Taxes which are subject to this Section 7.5(c) and such payment includes the other Party’s share of such Property Taxes, such other Party shall promptly reimburse the remitting Party for its share of such Property Taxes upon written notice from such paying Party; provided, that neither Purchasers nor any Purchaser Designee shall be required to make any payment with respect to prepaid Property Taxes described in Section 2.1(f).  Any refund of Property Taxes which are subject to this Section 7.5(c) shall be allocated between the Sellers and the Purchasers in a manner consistent with the foregoing.

(d)               The Purchasers and the Sellers shall furnish or cause to be furnished to each other, as promptly as reasonably practicable, such information in their possession and assistance relating to the Purchased Assets and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other filings relating to Tax matters, or in connection with any Tax audit or other Tax proceeding.

(e)                In the event that any Funded India Transfer Pricing Tax (not including any Additional Funded India Transfer Pricing Tax) is returned or refunded to Spheris India or Spheris India receives a tax or other credit in respect thereof, Purchasers shall promptly (and in any event within three (3) Business Days) pay to Sellers by wire transfer of immediately available funds, an amount equal to such returned, refunded or credited amount.

ARTICLE VIII

TERMINATION OF AGREEMENT

Section 8.1            Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)                by mutual written consent of the Sellers and the Purchasers;

(b)               by either the Sellers or the Purchasers, if the Closing has not occurred on or prior to the Outside Date, provided that the failure of the Closing to occur on or prior to the Outside Date is not a result of or caused by the terminating Party’s material breach of this Agreement;

(c)                by the Purchasers, in the event (1) of any inaccuracy in any of the Sellers’ representations or warranties contained in this Agreement or any breach of any of the Sellers’ covenants or agreements contained in this Agreement which, individually or in the aggregate with all other such inaccuracies and breaches, (i) would result in a failure of a condition set forth in Section 6.1, and (ii) is either incapable of being cured or, if capable of being cured, is not cured in all material respects within the earlier of (x) thirty (30) calendar days after written notice thereof and (y) the Outside Date; provided, that Purchasers shall not have the right to terminate this Agreement under this Section 8.1(c) at a time when the Sellers have (or would have after the passage of time) the right to terminate this Agreement under Section 8.1(d) or Section 8.1(k) or (2) since the date of this Agreement, a Material Adverse Effect (as determined on the date of such termination) shall have occurred and be continuing, provided that Purchasers may not terminate this Agreement under this Section 8.1(c)(2) until after the Outside Date (without regard to the proviso in the definition thereof);

(d)               by the Sellers, in the event of any inaccuracy in any of the Purchasers’ representations or warranties contained in this Agreement or any breach of any of the Purchasers’ covenants or agreements contained in this Agreement which, individually or in the aggregate with all other such inaccuracies and breaches, (i) would result in a failure of a condition set forth in Section 6.2, and (ii) is either incapable of being cured or, if capable of being cured, is not cured in all material respects within the earlier of (x) thirty (30) calendar days after written notice thereof and (y) the Outside Date; provided, that the Sellers shall not have the right to terminate this Agreement under this Section 8.1(d) at a time when the Purchasers have (or would have after the passage of time) the right to terminate this Agreement under Section 8.1(c);

(e)                by the Purchasers, if (1) the Sellers shall fail to file the Sale Procedures Motion within two Business Days of the date of this Agreement or (2) the Bankruptcy Court shall fail to enter the Sale Procedures Order on or prior to the date that is twenty (20) days after the Petition Date;

(f)                by the Purchasers, if Purchasers are the Successful Bidder (as defined in the Sale Procedures Order) and the Hearing has not been commenced on or prior to the third Business Day after completion of the Auction; provided, that the failure of the Hearing to commence on or prior to such time is not the result of or caused by Purchasers’ material breach of this Agreement;

(g)               by either party, if the Seller Chapter 11 Cases are converted to a liquidation proceeding under Chapter 7 of the Bankruptcy Code;

(h)               by either party if the Bankruptcy Court shall have stated unconditionally that it will not enter the Sale Order, provided that such statement of the Bankruptcy Court is not a result of or caused by the terminating Party’s material breach of this Agreement;

(i)                 by either the Sellers or the Purchasers, if a Governmental Authority of competent jurisdiction shall have issued a final Order or taken any other non-appealable final action, in each case, having the effect of permanently making the Transaction illegal or otherwise permanently restraining or prohibiting consummation of the Transaction;

(j)                 by either the Sellers or the Purchasers if (x) the Auction has occurred and the Purchasers were not the Successful Bidder or (y) the Bankruptcy Court otherwise approves a Competing Transaction; and

(k)               by the Sellers, if (i) all conditions to Closing set forth in Article VI have been satisfied or waived (other than conditions that can only be satisfied as of the Closing) and nothing has occurred and no condition exists that would cause any of the conditions set forth in Article VI to fail to be satisfied, (ii) Sellers are willing and able to consummate the Closing, such matters to be confirmed in writing to Purchasers by an executive officer of the Sellers, and (iii) Purchasers fail to consummate the Closing within one (1) Business Day after the date the Closing should have occurred pursuant to Section 7.1.

Section 8.2   Effect of Termination.  In the event of any termination of this Agreement pursuant to Section 8.1, this Agreement (other than the provisions set forth in this Section 8.2, Section 8.3, Article IX and Sellers’ right to retain the Purchase Price Deposit in accordance with

Section 2.10 and Sellers’ right to reimbursement and indemnification pursuant to Section 5.5 and Section 5.14) shall forthwith become null and void and be deemed of no further force and effect.  Subject to the provisions set forth in the preceding sentence, there shall be no liability or obligation thereafter on the part of any Party.  Notwithstanding anything contained herein to the contrary, the termination of this Agreement shall not affect the rights or obligations of the Parties under the Confidentiality Agreement.

Section 8.3            Breakup Fee; Expense Reimbursement; Seller Remedies.

(a)                The Sellers shall pay, or cause to be paid, to Purchasers the Breakup Fee:

(i)                 if this Agreement is terminated pursuant to Section 8.1(b), Section 8.1(f) or Section 8.1(h), and Sellers enter into an agreement with respect to a Competing Transaction no later than the 120th day following such termination, which Breakup Fee shall be paid no later than three (3) Business Days following the consummation by the Sellers of such Competing Transaction;
(ii)               if this Agreement is terminated pursuant to Section 8.1(c)(1), which Breakup Fee shall be paid no later than three (3) Business Days following such termination;
(iii)             if this Agreement is terminated pursuant to Section 8.1(j), and Sellers enter into an agreement with respect to a Competing Transaction no later than the 120th day following such termination, which Breakup Fee shall be paid no later than three (3) Business Days following the consummation by the Sellers of a Competing Transaction.

(b)               The Sellers will pay, or cause to be paid, to Purchasers the Transaction Expenses if this Agreement is terminated pursuant to Section 8.1(b), Section 8.1(c), Section 8.1(f), Section 8.1(h) and Section 8.1(j), which Transaction Expenses shall be paid no later than three (3) Business Days following such termination.

(c)                Notwithstanding anything to the contrary contained herein, (A) Purchasers shall not be entitled to reimbursement of Transaction Expenses pursuant to this Agreement to the extent that such Transaction Expenses are reimbursed pursuant to that certain Letter Agreement, dated as of November 19, 2009, between CBaySystems Holdings Limited and Spheris, Inc. (the “Letter Agreement”) and (B) the Sellers’ obligation to reimburse Purchasers for Transaction Expenses pursuant to this Agreement shall not exceed $375,000.  Purchasers acknowledge and agree that, subject to such payments being paid, the payments described in Section 8.3(a) and Section 8.3(b) shall be the sole and exclusive remedy of Purchasers of this Agreement (other than (i) reimbursement of costs and expenses if and as required pursuant to Section 8.3(f) and (ii) prior to the termination of this Agreement, specific performance but only as expressly permitted under Section 9.8(a) and (iii) with respect to any covenant or agreement required by this Agreement to be performed by Sellers after the Closing), and Purchasers shall irrevocably waive and release Sellers, as a condition to receipt of such payments (but subject to the payment thereof), from any and all statutory, equitable, legal or common law claims or remedies that any Purchaser may have against any Seller Party in respect of any breach of or default under this Agreement.

(d)               If this Agreement is terminated pursuant to Section 8.1(d) or Section 8.1(k), in addition to the delivery of the Purchase Price Deposit and any interest thereon to Sellers pursuant to Section 2.10, Medquist and/or a Medquist Designee shall pay Sellers the Purchaser Termination Fee.  The receipt of the Purchase Price Deposit and payment of the Purchaser Termination Fee shall be the sole and exclusive remedy of Sellers for any breach or default of Purchasers of this Agreement (other than (i) reimbursement of costs and expenses if and as required pursuant to Section 8.3(e) and (ii) prior to the termination of this Agreement, specific performance but only as expressly permitted under Section 9.8(b) and (iii) with respect to any covenant or agreement required by this Agreement to be performed by Purchasers after the Closing), and Sellers shall irrevocably waive and release the Purchaser Parties, as a condition to receipt of the Purchase Price Deposit and payment of the Purchaser Termination Fee (but subject to the receipt thereof), from any and all statutory, equitable, legal or common law claims or remedies that any Seller may have against any of the Purchaser Parties in respect of any breach of or default under this Agreement.  For purposes hereof, “Purchaser Parties” shall mean, collectively, the Purchasers and any of their respective former, current or future directors, officers, employees, agents, general or limited partners, managers, members, stockholders, Affiliates or assignees or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate or assignee of any of the foregoing.

(e)                The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated in this Agreement, that the damages resulting from termination of this Agreement under circumstances where Sellers are entitled to the Purchase Price Deposit and the Purchaser Termination Fee are uncertain and incapable of accurate calculation and that the delivery of the Purchase Price Deposit and the Purchaser Termination Fee to Sellers is not a penalty but rather shall constitute liquidated damages in a reasonable amount that will compensate Sellers in the circumstances where Sellers are entitled to the Purchase Price Deposit and the Purchaser Termination Fee for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions contemplated hereby, and that, without these agreements, Sellers would not enter into this Agreement.  If the Purchasers fail to take any action necessary to cause the delivery of the Purchase Price Deposit and the Purchaser Termination Fee pursuant to the Deposit Escrow Agreement under circumstances where Sellers are entitled to the Purchase Price Deposit and the Purchaser Termination Fee and, in order to obtain such Purchase Price Deposit and the Purchaser Termination Fee Sellers commence a suit which results in a judgment in favor of Sellers, the Purchasers shall pay to the Sellers an amount in cash equal to the costs and expenses (including reasonable attorney’s fees) incurred by Sellers in connection with such suit.

(f)                The Parties further acknowledge that the damages resulting from termination of this Agreement under circumstances where Purchasers are entitled to the Breakup Fee are uncertain and incapable of accurate calculation and that the delivery of the Breakup Fee to Purchasers is not a penalty but rather shall constitute liquidated damages in a reasonable amount that will compensate Purchasers in the circumstances where Purchasers are entitled to the Breakup Fee for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions contemplated hereby, and that, without these agreements, Purchasers would not enter into this Agreement.  If the Sellers fail to take any action necessary to cause the delivery of the Breakup Fee under circumstances where Purchasers are entitled to the Breakup Fee and, in order to obtain such Breakup Fee Purchasers commence a suit which results in a judgment in favor of Purchasers, the Sellers shall pay to the Purchasers an amount in cash equal to the costs and expenses (including reasonable attorney’s fees) incurred by Purchasers in connection with such suit.

ARTICLE IX

MISCELLANEOUS

Section 9.1            Survival.  The representations and warranties of the Parties in this Agreement shall not survive the Closing.

Section 9.2            Relationship of the Parties.  Nothing in this Agreement shall be construed so as to make any Purchaser or any Affiliate of a Purchaser a partner of any Seller.

Section 9.3            Amendment of Agreement.  This Agreement may not be supplemented, modified or amended except by a written agreement executed by each Party.

Section 9.4            Notices.  Any Notice shall be in writing and shall be deemed to have been duly given or made when personally delivered, sent by facsimile or when mailed by registered or certified mail, postage prepaid, return receipt requested, addressed or directed as follows, or as may be furnished hereafter by notice, in writing, to the other Party on at least three Business Days’ prior notice, to the following Parties:

(a)                If to the Purchasers, to:

CBay Inc.
c/o CBaySystems Holdings Limited
2661 Riva Road, Building 800
Annapolis, Maryland  21401
Attention:     Chief Financial Officer
Facsimile:     (410) 266-9409

and

MedQuist Transcriptions, Ltd.
1000 Bishops Gate Boulevard, Suite 300
Mount Laurel, New Jersey  08054
Attention:     Mark Sullivan, General Counsel
Facsimile:     (856) 206-4211

with a copy (which shall not constitute notice) given in like manner to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019

Attention:     Richard G. Mason, Esq.
                    Andrew J. Nussbaum, Esq.
                    Gordon S. Moodie, Esq.
Facsimile:    (212) 403-2000

(b)               If to the Sellers, to:

Spheris Inc.
9009 Carothers Parkway, Suite C-3
Franklin, Tennessee 37067
Attention: Chief Executive Officer and General Counsel
Facsimile: (615) 261-1792

with a copy (which shall not constitute notice) given in like manner to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention:   Michael J. Kelly, Esq.
                 Mark A. Cognetti, Esq.
Facsimile: (212) 728-8111

             Any Notice which is delivered or is sent by facsimile shall be deemed to have been validly and effectively given and received on the date it is delivered or sent, unless it is delivered or sent after 5:00 p.m. New York City time on any given day or on a day which is not a Business Day, in which case it shall be deemed to have been validly and effectively given and received on the Business Day next following the day it was delivered or sent, provided that, in the case of a Notice sent by facsimile, it shall not be deemed to have been sent unless there has been confirmation of transmission.

Section 9.5            Fees and Expenses.  The Parties agree that, except as otherwise expressly provided in this Agreement (including in Section 5.8), each Party shall bear and pay all costs, fees and expenses that it incurs, or which may be incurred on its behalf, in connection with this Agreement and the Transaction.

Section 9.6            Governing Law; Jurisdiction; Service of Process.  This Agreement shall be governed by and construed in accordance with federal bankruptcy law, to the extent applicable, and, where state law is implicated, the internal laws of the State of Delaware, without giving effect to any principles of conflicts of law.  Without limiting any party’s right to appeal any order of the Bankruptcy Court, the parties agree that if any dispute arises out of or in connection with this Agreement or any of the documents executed hereunder or in connection herewith, the Bankruptcy Court shall have exclusive personal and subject matter jurisdiction and shall be the exclusive venue to resolve any and all disputes relating to the Transaction.  Such court shall have sole jurisdiction over such matters and the parties affected thereby and Purchasers and the Sellers each hereby consent and submit to such jurisdiction; provided, however, that if the bankruptcy proceedings have closed and cannot be reopened, the Parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the United States District Court for the District

of Delaware and any appellate court thereof, for the resolution of any such claim or dispute. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the Parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  In the event any such action, suit or proceeding is commenced, the Parties hereby agree and consent that service of process may be made, and personal jurisdiction over any Party hereto in any such action, suit or proceeding may be obtained, by service of a copy of the summons, complaint and other pleadings required to commence such action, suit or proceeding upon the Party at the address of such Party set forth in Section 9.4, unless another address has been designated by such Party in a notice given to the other Parties in accordance with the provisions of Section 9.4.

Section 9.7            Further Assurances.  Subject to the other provisions of this Agreement, each of the Parties hereto agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be reasonably requested by any other Party in order to carry out the intent and purpose of this Agreement at the expense of the requesting Party, provided that this Section 9.7 shall not require any Party to take any action that is commercially unreasonable or that would result in any Liability of such Party or any of its Affiliates.

Section 9.8            Specific Performance.

(a)                The Sellers acknowledge that the Purchasers would be damaged irreparably in the event that this Agreement is not performed by Sellers in accordance with its specific terms or is otherwise breached by the Sellers or the Sellers fail to consummate the Closing as required hereunder and that, in addition to any other remedy that the Purchasers may have under law or equity, the Purchasers shall be entitled to seek injunctive relief to prevent breaches of the terms of this Agreement and to seek to enforce specifically the terms and provisions hereof that are required to be performed by Sellers.

(b)               The Purchasers acknowledge that Sellers would be damaged irreparably in the event that this Agreement is not performed by Purchasers in accordance with its specific terms or is otherwise breached by Purchasers and that the Sellers shall be entitled to seek injunctive relief to prevent breaches of the terms of this Agreement and to seek to enforce specifically the terms and provisions hereof that are required to be performed by the Purchasers, other than Section 5.14 of this Agreement or Purchasers’ obligation to consummate the Transactions.  Sellers acknowledge and agree that Sellers are not entitled under any circumstances to obtain specific performance of Purchasers’ obligation to consummate the Transactions or obtain Financing, and that Seller’s sole remedy on a failure of Purchasers to consummate the Transactions is set forth in Section 8.3(d).

Section 9.9            Entire Agreement.  Except as set forth herein, this Agreement, the Confidentiality Agreement and the Letter Agreement constitute the full and entire agreement between the Parties hereto pertaining to the Transaction and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, with respect thereto made by any Party.

Section 9.10        Waiver.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision (whether or not similar) nor shall any waiver constitute a continuing waiver unless otherwise expressed or provided.  All waivers hereunder must be in writing to be effective.

Section 9.11        Assignment.  Neither the Sellers nor the Purchasers may assign or otherwise transfer their respective rights and/or obligations hereunder (or agree to do so) without the prior written consent of the other Parties; provided, that the Purchasers may, without the consent of the Seller, assign or transfer any or all of its right and/or obligations hereunder to one or more of its Affiliates (it being understood that Purchasers nonetheless shall remain liable for the performance of all of Purchasers’ obligations hereunder to the extent not performed by the assignee or any Purchaser Designee).  Any assignment or other transfer not permitted under this Section 9.11 shall be null and void ab initio.

Section 9.12        Liability.  The obligations under this Agreement of CBay and the CBay Designees, shall be joint and several.  The obligation under this Agreement of Medquist and the Medquist Designees, shall be joint and several.

Section 9.13        Successors and Assigns.  This Agreement shall bind and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

Section 9.14        No Third Party Beneficiaries.  Nothing in this Agreement is intended to, or shall, confer any third party beneficiary or other rights or remedies upon any Person other than the Parties hereto.

Section 9.15        Severability of Provisions.  Any provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of any of the provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, provided in all cases that neither the economic nor legal substance of this Agreement is affected by the operation of this sentence in any manner materially adverse to any party.  Upon any such determination that any provision of this Agreement is invalid or unenforceable, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the Parties.

Section 9.16        Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original hereof, and all of which shall constitute a single agreement effective as of the date hereof.  Any delivery of an executed counterpart of this Agreement by facsimile or electronic mail shall be as effective as delivery of a manually executed counterpart of this Agreement.

                  IN WITNESS WHEREOF, the Parties hereto have caused this Stock and Asset Purchase Agreement to be executed as of the day and year first above written.

SELLERS:	PURCHASERS:

SPHERIS HOLDING II, INC.

By:    /s/ Robert L. Butler
        Name:  Robert L. Butler
        Title:  Chief Restructuring Officer

SPHERIS INC.

By:    /s/ Robert L. Butler
        Name:  Robert L. Butler
        Title:  Chief Restructuring Officer

SPHERIS OPERATIONS LLC

By:     /s/ Robert L. Butler
        Name:  Robert L. Butler
        Title:  Chief Restructuring Officer

VIANETA COMMUNICATIONS

By:     /s/ Robert L. Butler
        Name:  Robert L. Butler
        Title:  Chief Restructuring Officer

SPHERIS LEASING LLC

By:     /s/ Robert L. Butler
        Name:  Robert L. Butler
        Title:  Chief Restructuring Officer

SPHERIS CANADA INC.

By:     /s/ Robert L. Butler
        Name:  Robert L. Butler
        Title:  Chief Restructuring Officer

CBAY INC.

By:    /s/ V. Raman Kumar
        Name:  V. Raman Kumar
        Title:  Vice Chairman & Chief Executive Officer

MEDQUIST INC.

By:     /s/ Peter Masanotti
        Name:  Peter Masanotti
        Title:  President and Chief Executive Officer